UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Ashford Hospitality Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2013

To the stockholders of ASHFORD HOSPITALITY TRUST, INC.:

The annual meeting of stockholders of Ashford Hospitality Trust, Inc., a Maryland corporation, will be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas on May 14, 2013 beginning at 10:00 a.m., Central time, for the following purposes:

(i) to elect nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(ii) to ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2013;

(iii) to obtain advisory approval of the company’s executive compensation;

(iv) to vote on one shareholder proposal if properly presented at the meeting; and

(v) to transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

Stockholders of record at the close of business on March 12, 2013 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. If you hold shares in your own name as a holder of record and vote your shares by mail prior to the annual meeting of stockholders, you may revoke your proxy by any one of the methods described herein if you choose to vote in person at the annual meeting of stockholders. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,

/s/ David A. Brooks

David A. Brooks Secretary

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

April 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2013.

The company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2012 and the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.ahtreit.com under the “Investor” link, at the “Annual Meeting Material” tab.

ASHFORD HOSPITALITY TRUST, INC.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2013

This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Ashford Hospitality Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas beginning at 10:00 a.m., Central time, on May 14, 2013. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. “We,” “our,” “us,” “Ashford,” and the “company” each refers to Ashford Hospitality Trust, Inc. This proxy statement and accompanying proxy will first be mailed to stockholders on or about April 12, 2013.

At the annual meeting of stockholders, action will be taken to:

•	elect nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

•	ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2013;

•	obtain advisory approval of the company’s executive compensation; and

•	transact any other business, including any stockholder proposal, that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, applicable law, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this proxy statement are only made as of the date of this proxy statement. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. In addition to the solicitation of proxies by use of the mail, officers and other employees of Ashford may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

We have retained Georgeson Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive a base fee of $32,500, plus out-of-pocket expenses.

Voting Securities

Our only outstanding voting equity securities are shares of our common stock. Each share of common stock entitles the holder to one vote. As of March 12, 2013 there were 68,333,127 shares of common stock outstanding and entitled to vote. Only stockholders of record at the close of business on March 12, 2013 are entitled to vote at the annual meeting of stockholders or any adjournment of the annual meeting.

Voting

If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock in person at the annual meeting of stockholders.

If your common stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock voted at the annual meeting of stockholders.

Counting of Votes

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting of stockholders. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained.

The affirmative vote of a plurality of the outstanding shares of our common stock cast at the annual meeting will be required to elect each nominee to our board of directors (Proposal 1). The affirmative vote of a majority of the outstanding shares of our common stock cast at the annual meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2013 (Proposal 2). The favorable vote of a majority of the outstanding shares of our common stock cast at the annual meeting will be required for approval, on an advisory basis, of the executive compensation proposal (Proposal 3). The favorable vote of a majority of the outstanding shares of our common stock will be required for the shareholder proposal to pass (Proposal 4). For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of the outstanding shares of our common stock present and voting at the annual meeting is required to approve the matter.

The election of directors, the advisory compensation proposal and the shareholder proposal are non-discretionary items and may not be voted by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in the election of directors, in the advisory compensation proposal and in any shareholder proposal properly presented at the meeting. The ratification of the appointment of Ernst & Young LLP as independent auditors is a discretionary item, and as such, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Broker non-votes occur when a broker, bank or other nominee holding shares on your behalf votes the shares on some matters but not others. Abstentions, broker non-votes and withheld votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on Proposal 1, Proposal 2 or Proposal 3 but will have the effect of a vote against the stockholder proposal (Proposal 4) unless, with respect to such proposal, over 50% of the shares of our outstanding common stock entitled to vote as of the record date cast votes for the proposal, in which event abstentions, broker non-votes and withheld votes will have no effect on the result of the votes on Proposal 4.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with management recommendations.

Right To Revoke Proxy

If you hold shares of common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notify our Secretary in writing before your shares of common stock have been voted at the annual meeting of stockholders;

•	sign, date and mail a new proxy card to Computershare Trust Company, N.A.; or

•	attend the annual meeting of stockholders and vote your shares of common stock in person.

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information.

If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahtreit.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Our board of directors is currently comprised of nine members, three of whom were appointed to our board when we increased the size of our board from seven to nine members and Mr. Archie Bennett, our former chairman, retired effective in January 2013. Our chief executive officer recommended both Mr. Kamal Jafarnia and Mr. Alan Tallis to fill two of the vacancies created by the retirement of our former chairman and the increase in board size. Mr. Kessler, our president, was appointed to the board of directors to fill the third vacancy. Our nominating/corporate governance committee reviewed the qualifications, conflicts of interest and ability to act on behalf of the stockholders of each of Messrs. Jafarnia, Tallis and Kessler and has nominated each of them to serve on our board of directors. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for each of the nine nominees for director, as well as the month and year each nominee first began his service on our board of directors. Also set forth below is the beneficial ownership of shares of our common stock as of March 12, 2013 (the record date) for each nominee. This beneficial ownership figure does not necessarily demonstrate the nominee’s individual ownership. For a discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

The board of directors recommends a vote FOR all nominees.

Nominees for Director

MONTY J. BENNETT Chairman of the Board and Chief Executive Officer, Ashford Hospitality Trust, Inc. Director since May 2003 Shares of common stock beneficially owned by Mr. Bennett: 6,435,182* Age 47	Mr. Monty Bennett was elected to the board of directors in May 2003 and has served as the Chief Executive Officer since that time. Effective in January 2013, Mr. Bennett was appointed as the Chairman of our Board. Prior to January 2009, Mr. Bennett also served as our president. Mr. Bennett also serves as the Chief Executive Officer of Remington Holdings, LP. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director.

Director Qualifications: Mr. Monty Bennett holds a Masters degree in Business Administration from the Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration. He has over 20 years experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a member of the American Hotel & Lodging Association’s Industry Real Estate Finance Council (IREFAC), the Urban Land Institute’s Hotel Council, and on the Advisory Editorial Board for GlobalHotel-Network.com. In addition, Mr. Bennett is a frequent speaker at industry conferences, including the NYU Lodging Conference and the Americas Lodging Investment Summit conferences. Mr. Bennett’s extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his role as the chief executive officer and a director of the company since its inception are vital skills that make him uniquely qualified to serve as the chairman of the board. Mr. Bennett received the Top-Performing CEO Award from HVS for 2011. The Board believes that the company can more effectively execute its strategic initiatives at this time with Mr. Bennett in the role of chairman and chief executive officer.

*	Includes 1,520,554 shares of common stock of the company, 3,268,528 common partnership units in our operating partnership, and 1,646,100 long-term incentive partnership units, or LTIP units, in our operating partnership. The common units are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. If and when the LTIP units achieve economic parity with the common units and subject to certain time vesting requirements, the LTIP units will be convertible, at the option of the holder, into common units. This number excludes the company’s obligation to issue common stock to Mr. Bennett pursuant to the company’s deferred compensation plan. As of December 31, 2012, the company had reserved an aggregate of 924,884 shares of common stock for issuance to Mr. Bennett, which are issuable periodically over a five year period that began in 2012. As of the record date, the company has not reserved any additional shares for issuance to Mr. Monty Bennett under the deferred compensation plan; however, we pay dividend equivalents to participants in our deferred compensation plan who elect the company common stock as an investment option. The dividend equivalents are equal to dividends, if any, paid with respect to our common stock and are accrued to the plan participant in the form of additional shares of common stock payable at the time distributions are made from the plan. Mr. Bennett’s deferred compensation continues to be invested in company common stock; however, NYSE rules limit the number of shares issuable to Mr. Bennett as a result of his deferral elections. Assuming the company ultimately issues the maximum allowable number of shares to Mr. Bennett under the deferred compensation plan and further assuming that all LTIP units held by Mr. Monty Bennett ultimately achieve economic parity with the common units and are converted into common units, Mr. Bennett would own 7,360,066 shares of common stock or securities convertible, at our option, on a one-for-one basis into shares of common stock.

BENJAMIN J. ANSELL, M.D.

Founder, Director, Chairman of the Board,

UCLA Executive Health Program

Chairman: Compensation Committee

Member: Nominating/Corporate Governance

Committee

Director since May 2009

Shares of common stock beneficially

owned by Dr. Ansell: 131,440

Age 45

Dr. Ansell was elected to the board of directors in May 2009. Dr. Ansell is the founder of and currently Director and Chairman of the Board of the UCLA Executive Health Program, where he has been responsible for marketing and selling executive health program services to more than twenty Fortune 500 companies and 4,000 individual customers. Dr. Ansell also founded and serves as the Director of UCLA Medical Hospitality, which coordinates health services, concierge and some hospitality functions within the UCLA Health System. Dr. Ansell is also the senior practice physician specializing in cardiovascular disease prevention and early detection strategies. Over the past 16 years, Dr. Ansell has acted as senior advisor to the pharmaceutical industry and financial community with respect to U.S. marketing, sales and branding strategies for cardiovascular medication.

Director Qualifications: Dr. Ansell has significant entrepreneurial and management experience including brand development and positioning, sales and marketing, finance and establishing strategic relationships with both corporate and individual clients and customers. Additionally, Dr. Ansell successfully completed the director certification program at the UCLA Anderson Graduate School of Management in 2009.

THOMAS E. CALLAHAN

Co-President and Chief Executive Officer,

PKF Consulting USA

Chairman: Audit Committee

Member: Compensation Committee

Director since December 2008

Shares of common stock beneficially

owned by Mr. Callahan: 34,907

Age 57

Mr. Callahan was elected to the board of directors in December 2008. Mr. Callahan is currently Co-President and Chief Executive Officer of PKF Consulting USA, a national real estate advisory firm specializing in the hospitality industry, with responsibility for the overall operations and management of the company. Prior to forming the predecessor to PKF Consulting USA, in 1992, Mr. Callahan was Deputy Managing Partner of Pannell Kerr Forster, an international public accounting firm specializing in the hospitality industry.

Director Qualifications: Mr. Callahan has a wealth of knowledge and experience in the hospitality industry, involving economic, financial, operational, management and valuation experiences. In addition, Mr. Callahan has extensive experience in evaluating organizational structures, financial controls and management information systems. Mr. Callahan also has significant relationships and contacts in the hospitality industry that are beneficial in his service on the board.

MARTIN L. EDELMAN Of Counsel, Paul Hastings LLP Chairman: Nominating/Corporate Governance Committee Director since August 2003 Shares of common stock beneficially owned by Mr. Edelman: 136,011* Age 71	Mr. Edelman was elected to the board of directors in August 2003 and has served on our board since that time. Since 2000, Mr. Edelman has served as Of Counsel to Paul Hastings LLP, a New York law firm. From 1972 to 2000, he served as a partner at the law firm of Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman served as a director for Avis Budget Group, Inc. from 1997 until his resignation in February 2013, which became effective on March 15, 2013. He is a director of Capital Trust, Inc. and Advanced Micro Devices, Inc.

Director Qualifications: Mr. Edelman brings an extensive legal and financial background to the board of directors. He has over 40 years of experience in the legal profession and has considerable experience in complex negotiations involving acquisitions, dispositions and financing. During his time at Battle Fowler LLP, Mr. Edelman was involved in the legal development of participating mortgages, institutional joint ventures in real estate and joint ventures between U.S. financial sources and European real estate companies and other financial structures.

KAMAL JAFARNIA

Counsel,

Alston & Bird, LLP

Member: Compensation Committee and

Nominating/Corporate Governance Committee

Director since January 2013

Shares of common stock beneficially

owned by Mr. Jafarnia: 2,835

Age 46

Mr. Jafarnia was appointed to the board of directors effective in January 2013. Mr. Jafarnia currently holds the position of counsel in the Financial Services & Products Group and is a member of the REIT practice group in the New York office of Alston & Bird, LLP, a national law firm. He has been with Alston & Bird, LLP since August 2012. From 2008 until joining Alston & Bird, LLP, Mr. Jafarnia was a senior vice president and chief compliance officer at American Realty Capital/Realty Capital Securities, a real estate investment program sponsor and wholesale distribution platform. In 2008, Mr. Jafarnia also served as executive vice president, legal and corporate development at Franklin Square Capital Partners, an investment management firm in Philadelphia, Pennsylvania. From 2006 until 2008, Mr. Jafarnia was vice president and assistant general counsel at Behringer Securities, LP, a real estate investment program sponsor, in Dallas, Texas.

Director Qualifications: Mr. Jafarnia received his JD from Temple University School of Law and LLM from Georgetown University. Mr. Jafarnia is a licensed attorney admitted to practice law in five states and has spent a majority of his career specifically as a regulatory compliance officer. He has over 15 years of experience in the real estate and financial services industry as an attorney, owner, principal, compliance officer and executive. His experience in these multiple roles provides unique perspectives and benefits to the board, including specifically with respect to regulatory compliance. Mr. Jafarnia also has and maintains numerous relationships in the real estate industry that may be beneficial to his service on the board.

*	Includes 43,300 shares of common stock of the company and 92,711 common partnership units in our operating partnership. The common units are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock.

DOUGLAS A. KESSLER President, Ashford Hospitality Trust, Inc. Director since January 2013 Shares of common stock beneficially owned by Mr. Kessler: 1,653,734* Age 52	Mr. Kessler was appointed to the board of directors effective in January 2013. Mr. Kessler has served as our President since January 2009. Prior to being appointed President, Mr. Kessler served as our Chief Operating Officer and Head of Acquisitions beginning in May 2003. From July 2002 until August 2003, Mr. Kessler served as the managing director/chief investment officer of Remington Hotel Corporation. Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler is a member of ULI’s Hotel Council and is a frequent speaker and panelist at lodging industry conferences including International Hotel Investment Forum, Americas Lodging Investment Summit and the NYU Lodging Conference.

Director Qualifications: Mr. Kessler has 30 year’s experience in real estate acquisition, development, sales, finance, asset management, operating companies and fund raising, and he has been involved with the sale or acquisition of over $5 billion in real estate assets with public and private companies and has negotiated over $5 billion in real estate financings. Mr. Kessler’s service with our Company since our initial public offering, first as our chief operating officer and now as our president, together with his prior experience in the real estate industry, allows him to bring a valuable perspective to the board that he is uniquely positioned to provide.

*	Includes 297,634 shares of common stock of the company and 1,356,100 long-term incentive partnership units, or LTIP units, in our operating partnership. If and when the LTIP units achieve economic parity with the common units and subject to certain time vesting requirements, the LTIP units will be convertible, at the option of the holder, into common partnership units in our operating partnership. Common units are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock.

W. MICHAEL MURPHY

Head of Lodging and

Leisure Capital Markets

First Fidelity Companies

Lead Director

Member: Audit Committee

Director since August 2003

Shares of common stock beneficially

owned by Mr. Murphy: 60,300

Age 67

Mr. Murphy was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Murphy also serves as Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation and as a director of American Hotel Investment Properties REIT LP, listed on the Toronto Stock Exchange under the symbol HOT.UN. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that Mr. Murphy was a partner in the investment firm of Metric Partners where he was responsible for all hospitality related real estate matters including acquisitions, sales and the company’s investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) three times and currently serves on the board of the Atlanta Hospitality Alliance.

Director Qualifications: Mr. Murphy has over 35 years of hospitality experience. During his career at Holiday Inns, Inc. and Metric Partners, Mr. Murphy negotiated the acquisition of over fifty hotels, joint ventures and hotel management contracts. At Geller & Co. he served as asset manager for institutional owners of hotels, and at ResortQuest he led the acquisition of the company’s portfolio of rental management operations. He has extensive contacts in the hospitality industry and in the commercial real estate lending community that are beneficial in his services on the board.

PHILIP S. PAYNE Chief Executive Officer, Ginkgo Residential, LLC Member: Audit Committee Director since August 2003 Shares of common stock beneficially owned by Mr. Payne: 43,300 Age 61	Mr. Payne was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Payne is currently the Chief Executive Officer of Ginkgo Residential, LLC. Ginkgo Residential was formed in July 2010 to assume all of the property management activities of Babcock & Brown Residential of which Mr. Payne was the CEO. Prior to joining Babcock & Brown Residential, Mr. Payne was the Chairman of BNP Residential Properties Trust, a publicly traded real estate investment trust that was acquired by Babcock & Brown Ltd, a publicly traded Australian investment bank, in 2007. Mr. Payne joined BNP Residential in 1990 as Vice President Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995, a director in December 1997, and was elected Chairman in 2004. From 2007 until 2009, Mr. Payne served as a director of Meruelo Maddux Properties, a publicly traded company that focused on residential, commercial and industrial development and redevelopment in southern California. Mr. Payne maintains a license to practice law in Virginia. Mr. Payne is a member of the Urban Land Institute, founding chairman of ULI’s Responsible Property Investing Council and is co-chairman of ULI’s Climate, Land Use and Energy Group. Mr. Payne is also a member of National Multi Housing Council.

Director Qualifications: Mr. Payne has extensive knowledge and experience in real estate, finance, and the real estate financial reporting process. He has been involved in real estate and public company activities and reporting for more than 20 years. He has experience as a chairman of the board, chief financial officer, board member and chairman of the audit committee of a publicly traded company and has served in a variety of roles at various private real estate companies, including principal, chief executive officer, chairman of the board and chief executive officer.

ALAN L. TALLIS Principal, Alan L. Tallis & Associates Director since January 2013 Shares of common stock beneficially owned by Mr. Tallis: 259,086 Age 66	Mr. Tallis has served on our board since his appointment in January 2013. Mr. Tallis is currently principal of Alan L. Tallis & Associates, a consulting firm principally engaged in serving the lodging industry and also serves as an advisor to Break Management, LLC in Dallas. From March 2008 through February 2011, Mr. Tallis served as Executive Vice President, Asset Management for Ashford Hospitality Trust, Inc. From February 2011 through January 2012, Mr. Tallis served as a consultant to our company. From June 2006 to May 2007, Mr. Tallis served as a senior advisor to Blackstone Real Estate Advisors following its acquisition of La Quinta Corporation. From July 2000 until May 2006, Mr. Tallis served in various positions with La Quinta Corporation, most recently serving as President and Chief Development Officer of LQ Management LLC and President of La Quinta Franchising LLC. Prior to joining La Quinta Corporation, Mr. Tallis held various positions with Red Roof Inns, including serving as Executive Vice President — Development and General Counsel from 1994 to 1999.

Director Qualifications: Mr. Tallis has over 30 years of experience in the lodging industry. His diverse experience has included extensive transaction work, brand management and brand relations. In addition to his extensive experience in the lodging industry, Mr. Tallis’ service with our company, first as our Executive Vice President, Asset Management and then as a consultant, allows him to bring a valuable perspective to the board.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

Our business is managed through the oversight and direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors and chief executive officer, lead director and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

During the year ended December 31, 2012, our board of directors held five regular meetings and 11 special meetings. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served, held during the period for which such person was a director.

Attendance at Annual Meeting of Stockholders

In keeping with our corporate governance principles, directors are expected to attend the annual meeting of stockholders in person. All directors standing for re-election who were directors at our 2012 annual meeting of stockholders attended our 2012 annual meeting.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual describes the requirements for a director to be deemed independent by the NYSE, including the requirement of an affirmative determination by our board of directors that the director has no material relationship with us that would impair independence. The full text of our board of director’s Corporate Governance Guidelines can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR,” then “GOVERNANCE DOCUMENTS,” and then “Corporate Governance Guidelines.” In determining whether any of our director nominees has a material relationship with us that would impair independence, our board of directors reviewed both the NYSE Listed Company Manual requirements on independence as well as our own Guidelines. Our Guidelines provide that if any director receives more than $100,000 per year in compensation from the company, exclusive of director and committee fees, he or she will not be considered independent. Our board of directors has affirmatively determined that, with the exception of Mr. Monty J. Bennett, our chairman and chief executive officer, Mr. Douglas A. Kessler, our president, and Mr. Alan L. Tallis, a former Executive Vice President, Asset Management of our company, each nominee for director is independent of Ashford and its management under the standards set forth in our Corporate Governance Guidelines and the NYSE listing requirements.

In making the independence determinations, our board of directors examined relationships between directors or their affiliates with Ashford and its affiliates including those reported below under the heading “Certain Relationships and Related Party Transactions” on page 52 and two additional transactions that did not rise to the level of a reportable related party transaction but were taken into consideration by our board of directors in making independence determinations. The transactions reviewed by the board involve Dr. Ansell. Dr. Ansell is founder, director and chairman of the board of UCLA Executive Health Program, which is part of the UCLA Medical Center; Regents of the University of California. The Regents of the University of California have received payments totaling $26,914 from us for medical services provided to officers of the company from 2010 through 2012, which included payments of $11,390, $2,577 and $12,947 in 2010, 2011 and 2012, respectively. Additionally, Dr. Ansell holds a 5.6% limited partnership interest in Seguin Land Investments, LP, a limited partnership in which both Messrs. Archie and Monty Bennett are also limited partners and Mr. Archie Bennett owns 100% equity interest in the general partner. Our board determined that none of these transactions impaired the independence of the directors involved. As a result of our board’s analysis and independence determinations, our board of directors is comprised of a majority of independent directors, as required in Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein means such director satisfies the NYSE independence tests.

Board Committees and Meetings

Historically, the standing committees of our board of directors have been the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the Investors section of our website at www.ahtreit.com by clicking “INVESTOR” and then “GOVERNANCE DOCUMENTS.” In December 2012, in connection with the announcement of Mr. Archie Bennett’s retirement, the Board reviewed the composition of each committee and rotated the memberships and chairmanships of our standing committees. The committee members who currently serve on each active committee and a description of the principal responsibilities of each such committee follows:

	Audit	Compensation	Nominating/Corporate Governance
Benjamin J. Ansell, M.D.		Chair	X
Monty J. Bennett
Thomas E. Callahan	Chair	X
Martin L. Edelman			Chair
Kamal Jafarnia		X	X
Douglas A. Kessler
W. Michael Murphy	X
Philip S. Payne	X
Allan L. Tallis

The audit committee is, and at all times during 2012 was, composed of three independent directors. The audit committee met six times during 2012. This committee’s purpose is to provide assistance to our board of directors in fulfilling their oversight responsibilities relating to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

Our board of directors has determined that each of Messrs. Callahan and Payne are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended and that Mr. Murphy is financially literate.

The compensation committee is, and at all times during 2012 was, composed of three independent directors. The compensation committee met four times during 2012. This committee’s purpose is to:

•	discharge responsibilities of the board of directors relating to compensation of our executives;

•	review and discuss with management the Compensation Discussion & Analysis and recommend to the board of directors its inclusion in our proxy statement or annual report on Form 10-K;

•	produce an annual report on executive compensation for inclusion in our proxy statement; and

•	oversee and advise the board of directors on the adoption of policies that govern our compensation programs, including stock and benefit plans.

The nominating/corporate governance committee is, and at all times during 2012 was, composed of three independent directors. The committee met five times during 2012. This committee’s purpose is to:

•	identify individuals qualified to become members of our board of directors;

•	recommend that our board of directors select the director nominees for the next annual meeting of stockholders;

•	identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and

•	develop and implement our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs Murphy, Payne and Ansell served on our compensation committee. No member of the compensation committee was at any time during 2012 or at any other time an officer or employee of the company. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has had one or more executive officers who served as a member of our board of directors or the compensation committee during 2012.

No member of the compensation committee had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement.

Board Member Compensation

The table below reflects the compensation we paid to each of our non-employee directors, other than our former chairman, for serving on our board of directors for the fiscal year ending December 31, 2012. The compensation paid to our former chairman is reflected in the tables following the Compensation Discussion & Analysis below. Our chief executive officer, who is now also the chairman of our board, did not receive additional compensation for his service as a director.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Benjamin J. Ansell, M.D.	$70,500	$45,430	$115,930
Martin L. Edelman	78,000	45,430	123,430
W. Michael Murphy	93,500	45,430	138,930
Philip S. Payne	96,000	45,430	141,430
Thomas E. Callahan	76,500	45,430	121,930

(1)	Each independent director was granted 5,500 stock awards in 2012.

The current compensation of our non-employee directors consists of the following elements:

•	an annual board retainer of $55,000 for all non-employee directors;

•	an additional annual board retainer of $50,000 for the lead director (which is a new compensation element that was added in January 2013);

•	an additional annual board retainer of $25,000 for the chairman of our audit committee;

•	an additional annual board retainer of $5,000 for each member of our audit committee other than the chairman;

•	an additional annual board retainer of $15,000 for the chairman of our compensation committee;

•	an additional annual board retainer of $10,000 for the chairman of our nominating/corporate governance committee;

•	an annual grant of 5,500 immediately vested shares of our common stock to each non-management director;

•	a meeting fee of $2,000 for each in-person board meeting attended by an non-management director;

•	a meeting fee of $2,000 for each in-person committee meeting attended by an independent director who did not serve as the chairman of such committee;

•	a meeting fee of $3,000 for each in-person committee meeting attended by an independent director who serves as the chairman of such committee; and

•	a meeting fee of $500 for each board or committee meeting attended by a director via teleconference.

The compensation of our non-executive chairman for 2012 consisted of the following elements:

•	an annual retainer of $400,000, plus a discretionary bonus of no more than 100% of the annual retainer (which was $400,000 for 2012);

•

a discretionary equity grant of 145,000 equity securities, which were originally scheduled to vest in three annual installments and which he elected to receive in the form of special limited partnership units in our operating partnership, sometimes referred to as “LTIP units;”

•	a meeting fee of $3,000 for each board meeting that he attended in person and a meeting fee of $2,000 for each committee meeting that he attended in person; and

•	a meeting fee of $500 for each board or committee meeting that he attended via teleconference.

We have historically reimbursed and will continue to reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

In January 2013, following the retirement of Mr. Archie Bennett as chairman of the board, the board combined the role of chairman and chief executive officer and subsequently expanded the role of the lead director for the board. Because of the expanded duties of the lead director, the annual retainer that will be paid to the lead director commencing in 2013 is $50,000.

Our board has also approved an equity compensation policy for our non-employee directors pursuant to which, following each annual meeting of stockholders at which a non-employee director is reelected to our board of directors, each such non-employee director will receive 5,500 shares of our common stock. These stock grants will be fully vested immediately. In accordance with this policy, we granted 5,500 shares of fully vested common stock to each of our non-employee directors in May 2012.

When the board combined the role of chairman and chief executive officer in January 2013, we entered into a chairman emeritus agreement with our former chairman, Mr. Archie Bennett, Jr., pursuant to which Mr. Archie Bennett will serve in the advisory, non-executive position of Chairman Emeritus. Mr. Archie Bennett will not be a voting member of our board nor will he be an executive officer of the Company. In recognition for his past service to the company and in consideration for his continued service as Chairman Emeritus, we will pay Mr. Bennett a lifetime stipend of $700,000 per year. Mr. Bennett will remain eligible for all benefits currently available to him, including continued eligibility for equity grants, medical, dental, vision, pension, 401(k), accident, disability and life insurance as well as reimbursement for reasonable expenses incurred by him in connection with his service to the company.

The equity grants made to Mr. Archie Bennett in 2012 were originally scheduled to vest in three annual installments; however, upon his retirement, all of the unvested equity awards held by Mr. Archie Bennett vested immediately. Additionally, in March 2013, we granted our former chairman 150,000 equity securities, which he elected to receive in the form of LTIP Units and which will vest in three annual installments subject only to Mr. Bennett’s continuation as our chairman emeritus. The award granted in 2013 was based, in part, on recognition of the chairman’s leadership role on the board during 2012.

CORPORATE GOVERNANCE PRINCIPLES

The board is committed to good corporate governance practices which promote the long-term interest of shareholders. The board regularly reviews developments in corporate governance and updates the company’s policies and guidelines as it deems necessary and appropriate. Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the New York Stock Exchange (the “NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Corporate Governance Guidelines, charters for the committees of our board of directors, our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ahtreit.com by clicking “INVESTOR” and then “GOVERNANCE DOCUMENTS.”

Each director should perform, to the best of his ability, the duties of a director, including the duties as a member of a committee of our board of directors in good faith; in our best interests and the best interests of our stockholders; and with the care that an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when, but only when, the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend all meetings of our board of directors and meetings of committees on which they serve. Directors are also expected to attend the annual meeting of stockholders.

Our nominating/corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating/corporate governance committee’s selection criteria for director nominees. Before recommending an incumbent, replacement or additional director, our nominating/corporate governance committee reviews his or her qualifications, including personal and professional integrity, capability, judgment, availability to serve, conflicts of interest, ability to act on behalf of stockholders and other relevant factors. While the committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The committee reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and at least annually, it recommends to the board of directors nominees for each committee of the board. In addition, our nominating/corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. Our nominating/corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. Stockholders wishing to recommend director candidates for consideration by the committee can do so by following the procedures set forth below in the “Stockholder Procedures for Recommending Candidates for Director” section of this proxy statement. The nominating/corporate governance committee evaluates a candidate using the criteria set forth above without regard to who nominated the candidate and will consider candidates recommended by stockholders provided that stockholders follow the procedure for submitting recommendations.

Our board of directors does not prohibit its members from serving on boards and/or committees of other organizations, and our board of directors has not adopted guidelines limiting such activities. The nominating/corporate governance committee and our board of directors will take into account the nature of, and time involved in, a director’s service on other boards when evaluating the suitability of individual directors and when making its recommendations for inclusion in the slate of directors to be submitted to stockholders for election at the annual meeting of stockholders.

Upon attaining the age of 75 and annually thereafter, as well as when a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, a director will tender a letter of proposed retirement or resignation, as applicable, from our board of directors to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposed resignation or request that the director continue to serve.

If the chief executive officer resigns from his position with Ashford, he will tender to our board of directors a letter of proposed resignation from the board. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board of directors should accept such proposed resignation or request that the director continue to serve.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Recommending Candidates for Director

Stockholders who wish to recommend individuals for consideration by the nominating/corporate governance committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our secretary at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. For the committee to consider a candidate, submissions must include sufficient biographical information concerning the recommended individual, including name, age, employment history, a description of each employer’s business that includes employer names and phone numbers, affirmation of whether such individual can read and understand basic financial statements and a list of board memberships the candidates hold, if any. The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to our nominating/corporate governance committee. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. Once a reasonably complete recommendation is received by our nominating/corporate governance committee, a questionnaire will be delivered to the recommended candidate which will request additional information regarding the recommended candidate’s independence, qualifications and other information that would assist our nominating/corporate governance committee in evaluating the recommended candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. The recommended candidate must return the questionnaire within the timeframe provided to be considered for nomination by our nominating/corporate governance committee. Only recommendations received between December 13, 2013 and January 12, 2014 will be considered for candidacy at the 2014 annual meeting of stockholders.

Stockholder and Interested Party Communication with our Board of Directors

Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o David A. Brooks, Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders’ and other interested parties’ letters are screened by company personnel based on criteria established and maintained by our nominating/corporate governance committee, which includes filtering out improper or irrelevant topics such as solicitations.

Meetings of Non-Management Directors

Our board of directors will have at least two regularly scheduled meetings per year for the non-management directors without management present. In 2012, the non-management directors met five times. At the non-management directors’ meetings, the non-management directors review strategic issues for our board of directors’ consideration, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. During 2012, Mr. Edelman was the lead director for the board of directors, and effective in January 2013, Mr. Murphy was appointed lead director by the board of directors. The lead director presides at all meetings of the non-management directors and is responsible for advising the chief executive officer of decisions reached and suggestions made at these meetings. The lead director has the following duties and responsibilities:

•	presides at all meetings of the board at which the chairman is not present and all executive sessions of the independent or non-management directors;

•	advises the chairman and chief executive officer of decisions reached and suggestions made at meetings of independent directors/non-management directors;

•	serves as liaison between the chairman and the independent directors;

•	approves information sent to the board;

•	approves meeting agendas for the board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Stockholders may communicate with the lead director or non-management directors as a group by utilizing the communication process identified in the “Stockholder and Interested Party Communication with our Board of Directors” section of this proxy statement. If non-management directors include a director that is not an independent director, then at least one of the scheduled meetings will include only independent directors.

Director Orientation and Continuing Education

Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to provide education opportunities in order to improve both our board of directors and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

Board Leadership Structure and Role in Risk Oversight

Our board of directors has the flexibility to determine the appropriate leadership structure for our company. In making decisions related to our leadership structure, specifically when determining whether to have a joint chief executive officer and chairman or to separate these offices, the board considers many factors, including the specific needs of the company in light of its current strategic initiatives and the best interest of stockholders. In January 2013, Mr. Archie Bennett retired from his position as chairman of the board, and our board of directors determined that Mr. Monty J. Bennett was the best candidate to fill the role of chairman of the board as well as continue to serve as our chief executive officer. In making the determination to combine the role of chairman and chief executive officer, the board took into consideration the company’s strategic initiatives, Mr. Monty Bennett’s expertise in the hospitality industry, which he has developed over the last 20 years, and the company’s superior performance, as evidenced by total stockholder return, during Mr. Bennett’s tenure as chief executive officer.

The combined role of chairman and chief executive officer is both counterbalanced and enhanced by an independent director serving as the lead director, strong and active independent directors comprising two-thirds of our board, our fully-independent committees and our governance policies. Our board believes that combining the roles of chairman and chief executive officer is beneficial because it allows a single person to provide clear and unambiguous leadership and serve as an effective and efficient bridge between the board and management.

The board has recognized the potential conflicts of interest that could arise by having the same person serve as chairman of the board and chief executive officer and has taken the additional steps necessary to strengthen the board leadership structure by amending the corporate governance guidelines to, among other things, provide the lead director with the specific duties and responsibilities outlined above. To further minimize the potential for future conflicts of interests the board must maintain a two-thirds majority of independent directors at all times and must also comply with each of the following existing policies to mitigate potential conflicts of interest:

•

Our board of directors must hold at least two regularly scheduled meetings per year for the non-management directors, at least one of which must include only independent directors. At these meetings, the independent directors review strategic issues for consideration by the full board of directors, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. These meetings also serve as the forum for the annual evaluation of the performance of the chief executive officer, the annual review of the chief executive officer’s plan for management succession and the annual evaluation of the performance of the board. Effective in January 2013, the board appointed Mr. Murphy as lead director, and he currently presides at such meetings. Prior to January 2013, Mr. Edelman was our lead director.

•

Our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of the disinterested directors.

•

Our board adopted a policy at the time of our initial public offering that requires all material management decisions related to the management agreement with Remington Lodging & Hospitality, LLC be approved by a majority of the independent directors.

Our charter provisions, governance policies and conflicts of interest policies are designed to provide a strong and independent board that provides balance to the chief executive officer and chairman positions and ensure independent director input and control over matters involving potential conflicts of interest.

The board believes the current leadership structure of the company with Mr. Bennett serving as both chief executive officer and chairman provides a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board Oversight of Risk

Ultimately, the full board of directors has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the company’s business strategy. Our board of directors receives regular updates related to various risks for both our company and our industry. The audit committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions on a daily basis and reports its analysis to the full board on a quarterly basis.

Compensation Risk

The compensation committee annually reviews, with the assistance of management, the overall structure of the company’s compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the compensation programs and policies that apply to our named executive officers, this review includes:

•	analysis of how different elements of compensation may increase or mitigate risk-taking;

•

analysis of performance metrics that serve as the basis for short-term and long-term incentive programs and the relation of such incentives to the company’s business objectives or the objectives related to a particular investment;

•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate;

•	analysis of the overall structure of compensation programs as related to business risks; and

•

an annual review of the named executive officers’ share ownership levels and retention practices. The compensation committee believes that management’s significant stock ownership levels help minimize the likelihood of unnecessary or excessive risk-taking.

Based on this review, we believe the company’s well-balanced mix of salary and short-term and long-term incentives is appropriate and consistent with the company’s risk management practices and overall strategies. We have also reviewed incentive plans generally available to all employees and have concluded that such plans do not encourage employees to take unnecessary or excessive risks that could threaten the value of the enterprise. Furthermore, the compensation committee has full discretion to evaluate the company’s performance in the context of quantitative and qualitative risk management objectives and determine or reduce incentive awards accordingly.

EXECUTIVE OFFICERS

The following table shows the names and ages of each of our current executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title
Monty J. Bennett	47	Chief Executive Officer
Douglas A. Kessler	52	President
David A. Brooks	53	Chief Operating Officer, General Counsel and Secretary
David J. Kimichik	52	Chief Financial Officer and Treasurer
Jeremy Welter	36	Executive Vice President, Asset Management
Mark L. Nunneley	55	Chief Accounting Officer

For a description of the business experience of Mr. Bennett and Mr. Kessler, see the “Election of Directors” section of this proxy statement.

Mr. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since January 2009. Prior to assuming that role, he served as our Chief Legal Officer, Head of Transactions and Secretary. He served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation from January 1992 until August 2003 and has been associated with the Remington Hotel Corporation principals for over 20 years. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Kimichik has served as our Chief Financial Officer from May 2003. Additionally, from May 2003 through December 2007, he served as Head of Asset Management. Mr. Kimichik has been associated with the Remington Hotel Corporation principals for over 25 years and was President of Ashford Financial Corporation, an affiliate of ours, from 1992 until August 2003. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, an affiliate of Remington Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations.

Mr. Welter has been employed by the company since January 2011 and has served as our Executive Vice President, Asset Management since March 2011. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as chief financial officer. From July 2000 through July 2005, Mr. Welter was an investment banker at Stephens, where he worked on mergers and acquisitions as well as capital raises for public and private companies. Before working at Stephens, Mr. Welter was part of Bank of America’s Global Corporate Investment Banking group.

Mr. Nunneley has served as our Chief Accounting Officer since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs.

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (including our chairman, chief executive officer, chief financial officer, and the three other most highly compensated executive officers appearing in the Summary Compensation Table) in 2012 should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Although the former chairman of our board was a non-executive chairman, we have elected to include discussion of the material terms of his compensation where appropriate in this section and the tables that follow for the periods during which he served as chairman.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized below.

Executive Summary

Business Strategy

We are a self-administered real estate investment trust listed on the NYSE (symbol: AHT) that invests in the hospitality industry across all segments and in all methods, including direct real estate, securities, equity and debt. The company implements two primary strategies to manage its growth and deliver stockholder value: a “portfolio management investment strategy” and an “internal growth strategy.”

Our portfolio management investment strategy seeks to maximize stockholder returns while minimizing performance risk. Investments must meet targeted return requirements utilizing market research underwriting assumptions. Each investment is then evaluated on its relative expected contribution to our hotel portfolio in terms of total return, volatility, product type or brand, asset quality, asset location and diversification. In response to the global economic crisis, particularly within the hotel industry, our capital allocation priorities shifted to preserving capital, enhancing liquidity and consummating opportunistic capital stock repurchases. However, beginning in 2010, the lodging industry started experiencing improvement in fundamentals, and we have, once again, begun to take advantage of newly created lodging-related investment opportunities as they develop. Throughout all business cycles, we continually focus on the aggressive asset-management of our portfolio.

Company Performance and 2012 Pay Decisions

During 2012, the company had a strong financial performance, and management substantially met or exceeded the 2012 business objectives set by the board. The following are highlights of the company’s outstanding performance in 2012:

•	We achieved AFFO per share of $1.49 in 2012, which exceeded our budget;

•

We achieved one-year TSR (total stockholder return, including stock appreciation and dividend reinvestment) of 38.0% compared to peer median of 19.5%; three-year TSR of 148.4% compared to peer median of 28.0%; and five-year TSR of 82.3% compared to peer median of -19.9%;

•

We achieved 57.0% EBITDA flow throughs for our legacy hotels, which excludes the 28 hotels we own in a joint venture with Prudential Real Estate Investors (which we refer to as our Highland portfolio) for 2011, and over 93% EBITDA flow throughs for the Highland portfolio.

Our 2012 results continue to build on multi-year strategies that successfully brought the company through a severe and sustained industry downturn. As the lodging industry has gained momentum during the economic recovery, the company is well-positioned for continued growth due to the ability of our management team to anticipate and capitalize on market shifts. Over the past several years, highlights of the company’s superior performance include:

•	We created over $500 million of stockholder value via our interest rate swap, preferred stock buy-backs, common stock buy-backs and flooridor strategies;

•	We had the highest average EBITDA flows of all hotel REITs over the past six years;

•	Our dividend payments in 2012, resulted in a dividend yield of approximately 4.2% compared to our peer average of 2.9%; and

•	We outperformed our hotel REIT peer average in total stockholder returns on a trailing 1-, 2-, 3-, 4-, 5-, 6-, 7-, 8- and 9-year basis.

Based on a review of the significant achievements noted above and additional discussion, the compensation committee determined that all objectives were substantially met or exceeded, especially those related to relative TSR performance and EBITDA margins as shown in the tables below:

*	Note: Chesapeake Lodging Trust, RLJ Lodging Trust and Summit Hotel Properties, Inc. had not been public for three full fiscal years as of December 31, 2012 and so were excluded from this chart.

Our compensation philosophy is to make all pay decisions following the end of our fiscal year based on the performance of the prior year and over the longer term. As a result, equity based awards reflected in our summary compensation table reflect compensation for prior year performance. Throughout this Compensation Discussion & Analysis section, we provide a discussion of pay decisions made in early 2013 as they reflect 2012 performance. In the Compensation Discussion & Analysis section of our proxy statement for the 2012 annual meeting of our stockholders, which was filed with the SEC on April 10, 2012, we provided a discussion of pay decisions made in early 2012 as they reflected 2011 performance.

Given Ashford’s performance, together with consideration given to the increase in total shareholder return during 2012, the following compensation decisions were made with respect to 2012 (each of which is discussed in detail under the heading “Elements of Compensation” below):

•	Each of our named executive officers received a salary increase in 2013;

•

Based on the company’s outstanding financial and strategic performance, the annual cash bonuses paid for 2012 were earned at 100% of the maximum, or about 17% higher than those paid with respect to 2011; and

•	The number of equity awards granted in 2013 (with respect to 2012 performance) were generally increased from the 2012 equity award grants (with respect to 2011 performance).

These decisions underscore the committee’s philosophy of aligning the pay of our executives with our performance. One indicator of our strong pay-for performance alignment is that our CEO’s total compensation demonstrates a sustained alignment with shareholders as shown in the following chart:

Total compensation for each year in the chart above reflects base salary for that year, annual bonus earned for that year (but paid in the following year) and long-term incentive value earned for that year (but paid in the following year). The most recent three-year detail (2010-2012) of total compensation for the named executive officers is detailed in the “Actual Compensation” section below. Indexed TSR represents the value of $100 invested in the company at the end of the first year shown and each following year, including reinvestment of dividends. This table aligns the pay awarded with the performance year for which compensation was earned, rather than the year paid, and therefore the table does not align with the Summary Compensation Table.

While the 2012 total compensation amount presented in the Summary Compensation Table includes equity awards made in 2012, as required by the SEC’s rules and regulations, the compensation committee considers actual total compensation for 2012 for each executive to be the aggregate of such executive’s 2012 base salary, annual bonus (corresponding to 2012 performance) and the grant date value of 2012\3 incentive equity awards (corresponding to 2012 performance). Using this approach, the total actual compensation for each of the named executive officers serving at the end of 2012, for the three years ended December 31, 2012, as analyzed by the compensation committee is as follows:

Name and Principal Position	Year	Salary	Bonus	Equity Based Awards(1)	Actual Total Compensation
Monty J. Bennett	2012	$700,000	$1,400,000	$1,756,500	$3,856,500
Chief Executive Officer	2011	700,000	1,190,000	2,378,750	4,268,750
	2010	700,000	1,400,000	8,750,455	10,850,455

David J. Kimichik	2012	$375,000	$337,500	$1,756,500	$2,469,000
Chief Financial Officer	2011	375,000	286,875	1,167,750	1,829,625
	2010	375,000	337,500	1,869,450	2,581,950

Douglas A. Kessler	2012	$550,000	$825,000	$2,927,500	$4,302,500
President	2011	550,000	701,250	1,859,750	3,111,000
	2010	550,000	825,000	4,937,757	6,312,757

David A. Brooks	2012	$425,000	$531,250	$2,576,200	$3,532,450
Chief Operating Officer	2011	425,000	451,563	1,643,500	2,520,063
	2010	425,000	531,250	4,937,757	5,894,007

Jeremy Welter(2)	2012	$350,000	$315,000	$1,756,500	$2,421,500
Executive Vice President,
Asset Management

(1)	Represents the grant date fair value of equity awards that correspond to performance for the year indicated, some or all of which may have been granted after the end of the related fiscal year.

(2)	Mr. Welter joined Ashford during 2011, and 2012 is the first year he is a named executive officer. His pay history for the partial year 2011 is not included as it would not provide a valid comparative measure.

Say on Pay

In 2012, shareholders were presented with an advisory vote to approve executive compensation which was approved by approximately 71% of the votes cast on the proposal. These results continue to demonstrate shareholder support for Ashford’s overall executive compensation objectives and decisions. The compensation committee takes into account the outcome of our annual say-on-pay vote when considering future executive compensation arrangements and potential changes to the executive compensation program.

Following our say-on-pay vote in 2012, the Committee evaluated our compensation programs and took a number of actions to further demonstrate our commitment to effective governance of our compensation programs. These changes included:

•

retaining a new independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), to review our compensation programs and provide the compensation committee with a fresh perspective on best practices;

•

adopting a new compensation clawback policy to recover incentives paid following a material restatement of our financial results in circumstances where our executives were deemed responsible for such a restatement; and

•

reviewing and revising our compensation peer group for collecting data on competitive compensation practices to more appropriately reflect our size and scope to be used in future compensation decisions.

These changes are in addition to our other governance policies and practices as outlined below.

Corporate Governance

The committee also believes that solid corporate governance should be reinforced through our compensation programs. The following policies support that position:

•

In 2011, we amended our executives’ employment agreements to eliminate any requirement or obligation of the company to provide a gross-up payment to cover excise tax imposed on the applicable executive pursuant to Section 4999 of the Internal Revenue Code of 1986 or to reimburse the executive if any such tax is imposed;

•	We seek to balance our compensation program, with the majority of our executive compensation opportunity focused on long-term results and equity-based awards;

•	We generally offer our executive officers the same benefits as other employees and have a very limited perquisite program;

•	We do not maintain SERPs or other forms of extraordinary retirement programs for our executives;

•

We have adopted formal stock ownership guidelines for our non-employee directors (common stock in excess of three times annual board cash retainer), our CEO (common stock in excess of six times base salary), our president (common stock in excess of four times base salary) and our other executive officers (common stock in excess of three times base salary);

•

We maintain a policy that prohibits our directors and employees, including our executive officers, from holding company securities in a margin account or pledging company securities as collateral for a loan without the prior approval of our general counsel. Our policy also prohibits our directors and employees, including our executive officers, from speculating in the company securities that they hold, and specifically prohibiting company personnel, including the named executive officers, from engaging in any short-term, speculative securities transactions involving company securities, including in-and-out trading, engaging in short sales or “sales against the box,” buying or selling put or call options, and engaging in hedging transactions.

•

When using an outside advisor, the compensation committee has engaged only an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•	We have implemented a strong risk management program, which includes our compensation committee’s oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

Compensation Objectives & Philosophy

We believe that the compensation paid to our executive officers should be reflective of the overall performance of our company on both a short-term and a long-term basis. The cumulative compensation packages we offer should reward past successes as well as motivate and retain the executives needed to maximize the creation of long-term stockholder value in a competitive environment. Most of our management team has been working together for almost twenty years, and the company believes that the synergies among the management team, along with their cumulative knowledge and breadth of experience, were key factors in the company’s growth since its inception.

The compensation committee believes that the uniqueness of our business, our strategic direction and the required caliber of employees needed to execute our business strategy at different points in the cycle require that each element of compensation be determined giving due consideration to each of the following factors:

•	overall company performance;

•	responsibilities within our company;

•	contributions toward executing our business strategy;

•	completion of individual business objectives (which may vary greatly from person to person);

•	a balanced approach to risk and reward; and

•	competitive market information, as available.

Our compensation committee believes that each of the above factors is important when determining our executives’ individual compensation levels, but no specific weighting or formula regarding such factors is used in determining compensation. The compensation committee also considers the company’s philosophy of prudently managing investment and enterprise risk in determining the appropriate balance of performance measures and the mix of compensation elements.

Role of the Compensation Committee

Compensation for our executive officers is administered under the direction of our compensation committee. In its role as the administrator of our compensation programs, our compensation committee recommends the compensation of our named executive officers to the board, on the basis of recommendations of the chief executive officer, with the independent members of the board ultimately approving all executive compensation decisions. A full description of the compensation committee’s roles and responsibilities can be found in its charter which is posted to our website at www.ahtreit.com.

Our compensation committee has the authority to retain independent advisors to assist the committee in fulfilling its responsibilities. During early 2012, the compensation committee directly retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent compensation consulting firm, to provide assistance with the preparation of our compensation discussion and analysis. The committee also asked PM&P to present updates on trends in executive compensation and assist the compensation committee on selected compensation matters during early 2012. PM&P never performed any services other than executive and director compensation consulting for the company and performed its services only on behalf of, and at the direction of, the compensation committee. In carrying out its responsibilities, PM&P periodically worked with members of management including the chief executive officer.

At the end of 2012, our compensation committee retained the services of Semler Brossy in a competitive search process. Semler Brossy completed an independent review of our compensation practices and programs in early 2013 and recommended the changes discussed above. In addition, Semler Brossy provided advice and guidance with respect to the early 2013 compensation decisions based on 2012 performance. Semler Brossy has not performed any services other than executive and director compensation services for the company and performed its services only on behalf of, and at the direction of, the compensation committee. Our compensation committee has reviewed the independence of Semler Brossy in light of new SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Semler Brossy is independent from the company and has no conflicts of interest relating to its engagement by our compensation committee.

Interaction with Management

Our compensation committee regularly meets in executive sessions without management present. Executives generally are not present during compensation committee meetings, except, when requested, our chief executive officer does attend all or part of certain compensation committee meetings. Our chief executive officer, considering each of the performance factors outlined above under “Overview — Company Performance and 2012 Pay Decisions,” annually reviews the compensation for each named executive officer and makes recommendations to our compensation committee regarding any proposed adjustments. Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the chief executive officer to the compensation committee. Final compensation decisions are ultimately made in the sole discretion of the compensation committee and approved by the independent directors of the board.

Review of Market Data for Peer Companies

Compensation levels for our named executive officers are determined based on a number of factors, including a periodic review of the compensation levels in the marketplace for similar positions. In 2012, the compensation committee did not undertake a comprehensive review of peer company compensation. However, in determining relative performance of our company as compared to our peers, the committee did review the performance of our company against our core peer companies as shown in the TSR charts on pages 23-24. The peer companies for purposes of the corporate performance review included:

Chesapeake Lodging Trust
DiamondRock Hospitality Company
FelCor Lodging Trust Incorporated
Hersha Hospitality Trust
Host Hotels & Resorts, Inc.
LaSalle Hotel Properties
Pebblebrook Hotel Trust
RLJ Lodging Trust
Summit Hotel Properties, Inc.
Sunstone Hotel Investors, Inc.

In discussing the relative merits of undertaking a more comprehensive peer review for compensation comparison purposes, Semler Brossy recommended that the compensation committee review compensation information from a new peer group of publicly traded REITs in connection with future pay assessments. Semler Brossy noted that Ashford is one of the largest REITs in the specific market of hospitality REITs, and therefore few other public companies in the hospitality sector provide a meaningful comparison for compensation comparison. As a result, Semler Brossy recommended that Ashford compare itself to other REITs which are more similar in terms of assets and revenues, but with less direct focus on the hospitality space. The compensation committee reviewed data related to this potential new peer group provided by Sembler Brossy and determined that the more comprehensive group will be refined and used in future compensation analysis.

Other Considerations

The compensation committee also considers the unique role that each of the named executive officers of the company holds. Specifically, each of our named executive officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. The president, by way of example is charged with capital markets activities and is also responsible for securing our investments and for identifying opportunities for joint ventures or other business partnerships as well as being the lead contact for company financing activities. The chief operating officer is also the general counsel and has the mandate to negotiate the terms of, and close, all acquisition and disposition transactions and equity and debt financings. In addition, he is charged with performing the normal duties associated with the office of the corporate secretary. The company’s unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables the company to operate with a smaller staff of senior executives, including the named executive officers, than would be expected of a company of our size and structure. The compensation committee recognizes that these other factors must be considered in setting compensation for each named executive officer.

Together with its consideration of the unique roles of each named executive officer, the compensation committee also considers the time commitment of the chief executive officer to the company in relation to his executive duties at Remington Holdings, LP and its affiliates. Based on its review, the compensation committee has determined that those business activities are generally beneficial to the company and, in accordance with the chief executive officer’s employment agreement, do not materially interfere with his duties to the company. Therefore, the committee follows a compensation philosophy for the chief executive officer that is comparable with the philosophy for the other named executive officers.

Because of the company’s unique business strategy, the company’s senior executives must demonstrate the financial acumen, decision-making and leadership abilities commonly required in other businesses such as financial services, investment management and private equity. Accordingly, we believe it is appropriate, in view of our objective to retain key senior executives, to consider the incentive plan design features and pay practices for these similar, but distinct businesses.

Elements of Compensation

In 2012, the primary elements of our executive compensation packages included: (i) base salaries; (ii) annual bonuses; (iii) restricted equity awards, and (iv) other executive programs and benefits. Each element is described in more detail below.

Base Salaries.    The base salaries of our named executive officers are reviewed on an annual basis, although changes are only made periodically, consistent with the company’s emphasis on compensation that can more closely align pay and performance. Any increases to the base salaries of the executive officers are based on a subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question and other similarly situated executives.

In 2012, no changes were made to executive officer salaries.

In February 2013, the chief executive officer recommended to the compensation committee that the base salaries of each of the executive officers be increased. For many of our executives, this was the first increase in several years and, in the case of our chief executive officer, the first increase since 2007. The compensation committee approved the following annual base salaries for 2013, retroactive to January 1, 2013:

•	chief executive officer (Mr. Monty Bennett) — $800,000 ($100,000 increase, or 14.3%)

•	president (Mr. Kessler) — $625,000 ($75,000 increase, or 13.6%)

•	chief operating officer and general counsel (Mr. Brooks) — $475,000 ($50,000 increase, or 11.8%)

•	chief financial officer (Mr. Kimichik) — $425,000 ($50,000 increase, or 13.3%)

•	executive vice president, asset management (Mr. Welter) — $425,000 ($75,000 increase, or 21.4%)

In the case of Mr. Welter, our executive vice president, asset management, the compensation committee approved a larger salary increase from 2012 to 2013 than other named executive officers in recognition of his performance in his new role with the company and his demonstrated ability to perform as an executive officer of the company.

Annual Bonuses.    The compensation committee reviews and recommends annual bonuses for executive officers in the first quarter of the fiscal year following the fiscal year with respect to which such bonuses are earned. The employment agreements of each of the executive officers include a targeted bonus range for such executive officer. Annual bonus ranges are expressed as a percentage of base salary. Although the targeted range for each executive is set forth in an employment agreement, the compensation committee has reserved the right to utilize its discretion to either pay a bonus above or below the targeted range based on a subjective evaluation of the executive’s individual performance and responsibilities. The following table sets forth the target bonus range and the actual bonus for each executive officer paid in 2013 with respect to 2012 performance:

Name	Target Bonus Range (% of base salary/annual retainer)	2012 Actual Bonus, as a % of base salary/annual retainer
Monty J. Bennett	75% - 200%	200%
David J. Kimichik	30% - 90%	90%
Douglas A. Kessler	50% - 150%	150%
David A. Brooks	40% - 125%	125%
Jeremy Welter	30% - 90%	90%
Archie Bennett, Jr.(1)	0% - 100%	100%

(1)	In 2012 and earlier years, our former chairman was eligible for an annual bonus as a percentage of his annual retainer. The 2012 bonus noted above is based upon company performance and Mr. Bennett’s contribution and leadership role during 2012. Commencing with his retirement in January 2013, Mr. Archie Bennett will no longer be eligible for a cash bonus. He will, however, receive a stipend of $700,000 each year beginning in 2013.

The compensation committee generally intends to keep annual cash bonuses within the targeted ranges discussed above. For 2012, as recognition of the management team’s extraordinary short- and long-term performance, the compensation committee determined that the annual bonuses paid to the named executive officers should fall at 100% of the high end of the applicable targeted bonus range, as shown above. In setting the target annual bonus range for each named executive officer, the compensation committee maintained its philosophy of favoring an emphasis on long-term incentive awards to create an ownership culture and provide an upside opportunity in reward for superior performance. Conversely, if performance falls below acceptable levels, the compensation committee intends that the value of annual bonuses and long-term incentive awards would also decline, with the potential for zero awards in the event of poor performance.

The performance goals and objectives under the company’s annual incentive plan are developed annually by senior management and reviewed and approved by our board of directors. These objectives have historically included annual operating goals, as well as growth objectives designed to improve key performance metrics of EBITDA and AFFO (as defined below) per share, as well as to encourage the expansion, as appropriate, of the company’s investment portfolio of hotels, mezzanine loans and other lodging-related investments in a reasonable and sound business manner, giving effect to the current market conditions and economic outlook. Generally, the compensation committee and the board have weighed the total enterprise value (both in terms of size and quality) of the company as a key objective for management. Other key business objectives established at the beginning of the year for 2012 included:

•	Achieve one-year, three-year and five-year total stockholder return (“TSR”) in the top half of the company’s core peer group;

•	Achieve budgeted performance levels for reported adjusted funds from operations (“AFFO”) per share of $1.42;

•	Achieve RevPAR yield growth that exceeds our competitive sets;

•	Achieve 40% NOI flows throughs, which means 40% of incremental total revenues flowing through to net operating income, and outperform peer group average EBITDA flows;

•	Hold at least 100 meetings with investors and analysts;

•	Maintain compliance with applicable financial covenants related to credit facility;

•	Negotiate extension for 2012 debt maturities through restructure or refinancing;

•	Raise capital through asset sales, cash flow and equity offerings for accretive asset purchases, loan restructures and dividend payments;

•	Pursue conversion from brand-managed assets to franchised assets to enhance performance and shareholder value;

•	Achieve returns on securities investments exceeding the performance of the S&P 500;

•	Pursue the sale of certain hotels, if economical to do so; and

•	Opportunistically increase the Company’s cash balance, liquidity and access to capital.

While there is no specific formula or weighting assigned to any one of these factors for the annual bonus award, the compensation committee carefully analyzes each of these factors in making its recommendations with respect to appropriate levels of annual and long-term compensation. For 2012, the compensation committee determined that management had substantially met or exceeded all of the goals described above.

In reviewing the goals and in evaluating the level of performance achievement, the compensation committee, together with the board of directors, also considered several significant accomplishments, including:

•

Achieved one-year TSR of 38.0% compared to peer median of 19.5%; a cumulative three-year TSR of 148.4% compared to peer median of 28.0%; and cumulative five-year TSR of 82.3% compared to peer median of -19.9%;

•	Achieved AFFO per share of $1.49 in 2012, which exceeded our budget;

•	Achieved 57% EBITDA flow throughs for our legacy hotels for 2012, and over 93% EBITDA flow throughs for the Highland portfolio, outperforming peer group average EBITDA flows;

•	Maintained strong relationships with investors, analysts and credit facility participants holding over 200 meetings with investors and analysts;

•	Maintained compliance with all debt financial covenants;

•	Successfully negotiated a refinancing of the only debt maturing in 2012, as well as two loans maturing in 2013 and one maturing in 2015;

•	Raised $16.0 million in equity capital through the issuance of preferred stock in our at-the-market program; and increased quarterly common dividend by 10% to $0.11 per share for 2012;

•	Converted three hotels to Remington-managed hotels (one effective as of January 1, 2013) and are in on-going negotiations to convert an additional hotel;

•	Return on securities investments of approximately 15%, compared to S&P 500 return of 16% and comparable hedge fund industry returns of 6%;

•	Strategically sold or otherwise transferred two hotels; and

•	Increased cash balance by $18.3 million.

In determining individual bonuses, the compensation committee considered company and management performance achievements during 2012 as well as each executive’s role in the company’s outstanding performance. After evaluating each of these objectives and assessing the positive results achieved, the compensation committee awarded bonuses ranging from $315,000 to $1,400,000 to the named executive officers, as shown in the table below. These levels reflect an average increase of approximately 17.6% from 2011 bonus awards. Each bonus was 100% of the maximum bonus available pursuant to the targeted bonus range for the executive, as shown below.

	Stated Base Salary	Bonus(1)	Bonus as % of Stated Base Salary	Targeted Bonus Range	Bonus as % of High End of Targeted Bonus Range
Monty J. Bennett	$700,000	$1,400,000	200%	75 - 200%	100%
Douglas A. Kessler	550,000	825,000	150%	50 - 150%	100%
David A. Brooks	425,000	531,250	125%	40 - 125%	100%
David J. Kimichik	375,000	337,500	90%	30 - 90%	100%
Jeremy Welter	350,000	315,000	90%	30 - 90%	100%
Archie Bennett, Jr.	400,000	400,000	100%	0 - 100%	100%

(1)	Reflects bonus earned for 2012 performance which was paid in March 2013.

Equity Awards.    Equity awards may be made under our stock incentive plan, which was most recently approved by our stockholders in 2011. The compensation committee believes that our named executive officers should have an ongoing stake in the long-term success of our business and that our named executive officers should have a considerable portion of their total compensation paid in the form of equity. This element of the total compensation program is intended to align our executives’ interests with those of our stockholders through the granting of equity securities. While the plan allows our compensation committee to rely on any relevant factors in selecting the size and type of awards granted under the plan, in practice, the committee determines equity awards after the end of the fiscal year and at the same time as annual bonus payments are determined, considering many of the same company and individual performance factors as were used to determine the annual bonus. Prior equity compensation grants are not considered in setting future compensation levels.

Given the dynamic and diversified nature of this company, which was only formed ten years ago, the compensation committee has determined that time-based equity securities (vesting over either three or four years) are a prudent form of long-term compensation to supplement the total compensation package and promote equity ownership by executives.

In keeping with its objective of emphasizing the important relationship between pay and performance, the compensation committee has determined that the size of annual equity awards will be determined based on its review and evaluation of company and individual executive accomplishments in three performance goal categories. The compensation committee has established specific weightings for each category as follows:

•

Total stockholder return (20% of award opportunity).    Total stockholder return (TSR) includes stock price appreciation and dividend reinvestment. One-year, three-year and five-year TSR are measured on an absolute basis and relative to the Standard & Poor’s 500, as well as relative to various REIT industry indices that include some or all of the core peer companies. The committee determined that the established one-year, three-year and five-year TSR goals were exceeded. In particular, Ashford’s three-year TSR ending December 31, 2012 was 148.4%, which was the highest TSR among the core peer group (median = 28%) for the same period, and Ashford’s five-year TSR ending December 31, 2012 was 82.3%, which was the highest among the core peer group (median = -19.9%). Ashford is the only lodging REIT with TSRs above its core peer group median over the past one, three and five years.

•

Adjusted funds from operations per share (40% of award opportunity).    Actual AFFO per share results are measured against our annual budget for AFFO per share, as approved and adjusted by the compensation committee and the board. The committee determined that this goal was exceeded. AFFO per share achievement at $1.49 compares favorably with an annual budget of $1.42 per share.

Non-financial goals (40% of award opportunity).    Each year, the compensation committee reviews the company’s short- and long-term business plans and identifies non-financial goals and accomplishments that are critical to the company’s success. These goals are frequently the same as those used to determine annual cash incentives, discussed above. While some non-financial goals may be measured numerically, many are subjective in nature. Examples of non-financial goals that the compensation committee considered in 2012 include the extension of all 2012 debt maturities as well as two 2013 and one 2015 debt maturities, holding over 200 meetings with investors and analysts, raising capital through asset dispositions and refinancings, loan restructures and dividend payments, pursuing conversion from brand-managed assets to franchised assets and pursing proactive risk management strategies. There is no specific formula or weighting assigned to each of the non-financial goals within this category and the compensation committee may select the same or different non-financial goals each year. The committee determined that all of these non-financial business goals were exceeded.

Based on consideration of performance during 2012 (the significant outcomes of which were discussed under “Annual Bonus” above), the compensation committee made equity grants in March 2013 to our named executive officers as follows:

Executive	March 2012 Equity Award for 2011 Performance	March 2013 Equity Award for 2012 Performance
Monty J. Bennett	275,000	150,000
Douglas A. Kessler	215,000	250,000
David A. Brooks	190,000	220,000
David J. Kimichik	135,000	150,000
Jeremy Welter	135,000	150,000
Archie Bennett, Jr.	145,000	150,000

The reduction in the number of shares granted to Monty Bennett was at his request in order to increase the awards available to the other executive officers of the company while maintaining a comparable level of dilution to the shareholders relative to the prior year. This allocation of shares was intended to recognize the extraordinary contributions of the management team in 2012, especially Messrs. Kessler and Brooks, and it does not in any way reflect negatively on the compensation committee’s perspective of the performance of Mr. Bennett.

In consideration of the role of our former chairman in advancing the company’s business strategy prior to his retirement by building on the depth of his industry relationships and expertise, the compensation committee determined that the chairman should also be included as a participant in these equity awards. In determining the equity awards by individual, the compensation committee considered each individual’s contributions toward the achievement of the stock performance, AFFO per share and non-financial goals described above. All of the equity grants made in March 2013 will vest in three equal annual installments, commencing on March 4, 2014.

While our stock incentive plans allow for various types of awards, the compensation committee has elected to give our executive officers a choice of either receiving their equity awards in the form of restricted stock or long-term incentive partnership units, sometimes referred to as “LTIP units,” or a combination of both. Our chairman and each of our named executive officers elected to receive the March 2013 equity grants in the form of LTIP units. We will make distributions on the unvested LTIP units from the date of grant if and to the extent we make distributions on the common units of our operating partnership, which typically equal per share dividends paid on our common stock.

LTIP units are a special class of partnership units in our operating partnership called long-term incentive partnership units. Grants of LTIP units are designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our stock incentive plans, reducing availability for other equity awards on a one-for-one basis. LTIP units, whether vested or not, receive the same quarterly per unit distributions as common units of our operating partnership, which equal per share dividends on our common stock, if any. This treatment with respect to quarterly distributions is analogous to the treatment of time-vested restricted stock. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time. At the time of the award, executives who receive LTIP units make a $0.05 capital contribution per LTIP unit. Upon the occurrence of certain corporate events, which are not performance related events, the capital accounts of our operating partnership may be adjusted, allowing for the LTIP units to achieve parity with the common units over time. If such parity is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Subject to satisfaction of the vesting requirements, which are based on continued employment, the LTIP units will achieve parity with the common units upon the sale or deemed sale of all or substantially all of the assets of the partnership at a time when the company’s stock is trading at some level in excess of the price it was trading at on the date of the LTIP issuance ($11.38 with respect to the LTIP units issued in April 2011; $13.28 with respect to the LTIP units issued in May 2011; $8.70 with respect to the LTIP units issued in 2012). More specifically, LTIP units will achieve full economic parity with common units in connection with (i) the actual sale of all or substantially all of the assets of our operating partnership or (ii) the hypothetical sale of such assets, which results from a capital account revaluation, as defined in the partnership agreement, for the operating partnership. A capital account revaluation generally occurs whenever there is an issuance of additional partnership interests or the redemption of partnership interest. If a sale, or deemed sale as a result of a capital account revaluation occurs at a time when the operating partnership’s assets have sufficiently appreciated, the LTIP units will achieve full economic parity with the common units. However, in the absence of sufficient appreciation in the value of the assets of the operating partnership at the time a sale or deemed sale occurs, full economic parity would not be reached. Until and unless such economic parity is reached, the value that an executive will realize for vested LTIP units will be less than the value of an equal number of shares of our common stock.

As of March 12, 2013, all of the LTIP units issued prior to 2013 except 1,105,148 LTIP units issued in 2011 have reached economic parity with the common units. None of the LTIP units issued in 2013 have achieved such parity.

The compensation committee believes that offering LTIP units under our stock incentive plans continues to serve as a valuable compensation tool, as an alternative to our restricted stock program. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, if an executive chooses to receive LTIP units rather than restricted stock, the executive would generally be taxed only when he chooses to liquidate his LTIP units, rather than at the time of vesting. None of the executive officers have liquidated any of the LTIP units that have been granted since the introduction of LTIP units in 2008.

Grants of equity-based awards have historically been made on the date of the compensation committee’s meeting in the first quarter of the fiscal year following the fiscal year to which the grants relate. Similar to the process the compensation committee follows for determining annual bonus awards, grants of equity-based awards are based on a subjective review of the prior year’s annual performance factors, including annual factors that reflect progress toward the company’s mid- and long-term strategic initiatives. The value of the award is determined with respect to the closing price of our stock on the date of grant.

We feel that the time-vesting nature of the equity grants furthers our goal of long-term retention of our executives, while the payment of dividends, if any, prior to vesting serves as a current incentive for the performance necessary to obtain the grants. Since the compensation committee generally aims to keep annual bonuses close to the pre-established target range, a strong relationship between total compensation and performance is predicated on wider variability in the value of equity grants. In determining grant levels by executive, the compensation committee also considers individual performance, a review of each executive’s compensation level relative to that of the other executives, the impact of new grants on total stockholder dilution and the degree to which prior unvested awards continue to support the retention of key executive talent.

Stock Ownership Guidelines

Our corporate governance guidelines provide ownership guidelines for our directors as well as our executive officers. The guidelines state that each member of the board should hold an amount of our common stock having a value in excess of three times his annual board retainer fee (excluding any portion of the retainer fee representing additional compensation for being a committee chairman), and the chief executive officer should hold an amount of our common stock having a value in excess of six times his annual base salary. The guideline for our president is stock ownership of an amount of our common stock having a value in excess of four times his annual base salary and each other executive is required by our guidelines to hold common stock having a value in excess of three times his annual base salary. The guidelines provide that ownership of common units or LTIP units in our operating partnership constitute “common stock” for purposes of compliance with the guideline. Any future board member or executive officer or board member will be expected to achieve compliance within three years of being appointed or elected, as applicable. Currently, all of our board members and executive officers satisfy our stock ownership guidelines or are within the three-year ramp-up period for compliance.

As a group, our named executive officers have demonstrated a commitment to the company through long tenure and significant equity ownership levels as a multiple of salary that are well in excess of market best practices.

Other Executive Programs and Benefits

The executive officers are provided other programs or benefits on the same terms offered to all employees. These programs and benefits include:

•

a 401(k) plan under which we match 50% of an eligible participant’s contribution to the plan, up to 6% of such participant’s base salary, subject to limitations imposed by the Internal Revenue Service;

•

an Employee Savings Incentive Plan, pursuant to which, if the employee does not participate in our 401(k) plan, we match 25% of a participant’s contribution, up to 10% of such participant’s base salary; and

•	basic life and accidental death and dismemberment insurance in an amount of three times each executive’s annual base salary, up to $250,000.

Additionally, we implemented a deferred compensation plan in 2007, which allows our executives and directors, at their election, to defer portions of their compensation. Historically, our chief executive officer and our former chairman have been the only participants in this plan. Mr. Monty Bennett has not elected to defer any of his compensation since 2010, but Mr. Archie Bennett elected to defer 100% of his 2012 compensation.

In addition, as a corporate matter, the company does not provide its executives with any executive perquisites other than complimentary periodic lodging at its facilities, an annual comprehensive executive health evaluation performed by the UCLA Comprehensive Health Program and optional disability insurance not available to all employees, for which the premiums paid by the company on behalf of the named executive officers is less than $10,000 annually per executive.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to our chief executive officer or any of our other named executive officers with the exception of our chief financial officer. Certain performance-based compensation exceptions are available; however, our company is structured such that compensation is not paid and deducted by the corporation, but at the operating partnership level. The IRS has previously issued a private letter ruling holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) limit. As such, the compensation committee does not believe that it is necessary to meet the requirements of the performance-based compensation exception to Section 162(m). As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.

Adjustment or Recovery of Awards

Under the company’s new policy, if the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirements, then the compensation committee, or, in the discretion of the board of directors, any other committee or body of the board of directors consisting only of independent directors, may require any Section 16 reporting officer, as well as any other officer holding the title of senior vice president or a more senior title whose job description includes the function of accounting or financial reporting (each, a “Covered Officer”), during the three-year period preceding the publication of the restated financial statement to reimburse the company for any annual cash bonus and long term equity incentive compensation earned during the prior three-year period in such amounts that the independent director committee determines to be in excess of the amount that such Covered Officer would have received had such compensation been calculated based on the financial results reported in the restated financial statement.

The independent director committee may take into account any factors it deems reasonable, necessary and in the best interests of the company to remedy the misconduct and prevent its recurrence. In determining whether to seek recoupment of any previously paid excess compensation and how much to recoup from each Covered Officer, the independent director committee must consider the accountability of the applicable Covered Officer, any conclusion by the Independent Director Committee whether a Covered Officer engaged in wrongdoing, committed grossly negligent acts, omissions or engaged in willful misconduct, as well as any failure of the Covered Officer to report another person’s grossly negligent acts, omissions or willful misconduct. In addition, if a Covered Officer engaged in intentional misconduct or violation of company policy that contributed to the award or payment of any annual cash bonus or long term equity incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct or violation, the independent director committee may take other remedial and recovery action permitted by applicable law, as determined by such committee.

Under the Dodd-Frank Act, there may be additional recoupment obligations required by the company. When final guidance is available as to these requirements, the company intends to modify its recoupment policies accordingly.

Hedging Policies

Pursuant to our Code of Ethics, we maintain a policy on insider trading and compliance that prohibits our directors and employees, including our executive officers, from holding company securities in a margin account or pledging company securities as collateral for a loan without the prior approval of our general counsel. “Cashless exercises” of options are also required to receive prior approval of our general counsel. Our policy also prohibits our directors, officers, and employees from engaging in speculation with respect to company securities, and specifically prohibits our employees, including our executives, from engaging in any short-term, speculative securities transactions involving company securities, including in-and-out trading, engaging in short sales or “sales against the box,” buying or selling put or call options, and engaging in hedging transactions.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the compensation discussion and analysis disclosure with Ashford’s management, and based on this review and discussion, the compensation committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Benjamin J. Ansell, M.D., Chairman

Thomas E. Callahan

Kamal Jafarnia

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned by the chairman of the company’s board of directors as well as the company’s chief executive officer, chief financial officer and the company’s three other most highly compensated executive officer in fiscal years 2012, 2011 and 2010 for services rendered in all capacities.

Name and Principal Position	Year	Salary	Bonus	Equity Based Awards(1)	All Other Compensation		Total

Monty J. Bennett(2) Chief Executive Officer	2012	$700,000	$1,400,000	$2,378,750	$—		$4,478,750
	2011	700,000	1,190,000	8,750,455	—		10,640,455
	2010	700,000	1,400,000	1,646,400	—		3,746,400

David J. Kimichik Chief Financial Officer and Treasurer	2012	375,000	337,500	1,167,750			1,880,250
	2011	375,000	286,875	1,869,450	—		2,531,325
	2010	375,000	337,500	1,029,000	—		1,741,500

Douglas A. Kessler President	2012	550,000	825,000	1,859,750			3,234,750
	2011	550,000	701,250	4,937,757	—		6,189,007
	2010	550,000	825,000	1,474,900	—		2,849,900

David A. Brooks Chief Operating Officer, General Counsel and Secretary	2012	425,000	531,250	1,643,500			2,599,750
	2011	425,000	451,563	4,937,757	—		5,814,320
	2010	425,000	531,250	1,372,000	—		2,328,250

Jeremy Welter Executive Vice President, Asset Management	2012	275,000	315,000	$1,167,750	—		1,757,750

Archie Bennett, Jr.(3)(4)	2012	400,000	400,000	$1,254,250	33,931	(5)	2,088,181
Chairman of the Board	2011	400,000	340,000	3,187,663	35,533		3,963,196
	2010	361,154	400,000	994,700	43,384		1,799,238

(1)	Represents the total grant date fair value of restricted stock and LTIP unit awards made in the fiscal year indicated (with respect to prior year performance), computed in accordance with FASB ASC Topic 718. These grants are subject to vesting over a three- or four-year period.

(2)	Mr. Monty Bennett deferred all except $16,500 of his 2010 salary and deferred 100% of his 2010 bonus. Mr. Bennett has elected to invest all of his deferral amounts in company common stock. As of December 31, 2012, the company has reserved an aggregate of 924,884 shares of common stock for issuance to Mr. Bennett, which will be issuable periodically at the end of the various deferral periods elected by Mr. Bennett under our deferred compensation plan, subject to compliance with all legal and regulatory requirements.

(3)	Although the chairman of the board during 2012 was a non-executive chairman, we have historically elected to include his compensation information in each of the required tables and have done so again this year because of the material nature of his compensation. However, in January 2013, Mr. Archie Bennett retired from his role as chairman and accepted an advisory position as Chairman Emeritus. In this position, he is no longer a director, and he no longer serves in any policy making capacity.

(4)	Mr. Archie Bennett deferred all of his 2012 compensation.

(5)	The amounts included as “All Other Compensation” for Mr. Archie Bennett represent the value of life, health and disability insurance premiums paid by the company for the benefit of Mr. Archie Bennett, as well as fees for his attendance at board and committee meetings. Of the total other compensation paid to Mr. Bennett in 2012, $20,500 represents fees paid for his attendance at board and committee meetings and $13,431 represents the amount paid by the company for health insurance premiums for Mr. Bennett. Although the health insurance benefits are available to all salaried employees, we do not pay such amounts for any other non-executive director.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards

Monty J. Bennett	March 2, 2012	275,000	$2,378,750

David J. Kimichik	March 2, 2012	135,000	$1,167,750

Douglas A. Kessler	March 2, 2012	215,000	$1,859,750

David A. Brooks	March 2, 2012	190,000	$1,643,500

Jeremy Welter	March 2, 2012	150,000	$1,297,500

Archie Bennett, Jr.	March 2, 2012	145,000	$1,254,250

Employment Agreements

We have employment agreements with each of our named executive officers. These employment agreements, as amended, provide for Mr. Monty Bennett to serve as our chief executive officer, Mr. Kessler to serve as our president, Mr. Brooks to serve as our chief operating officer, general counsel and secretary, Mr. Kimichik to serve as our chief financial officer and treasurer and Mr. Welter to serve as our executive vice president, asset management. These employment agreements require our executive officers to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Mr. Bennett’s employment agreement allows him to continue to act as Chief Executive Officer of Remington Holdings, LP, or Remington Holdings, and to act as an executive officer of the managing member of Remington Lodging & Hospitality, LLC, or Remington Lodging, provided his duties for Remington Holdings and Remington Lodging do not materially interfere with his duties to us. Each of these employment agreements is subject to automatic one-year renewals, unless either party provides at least four months’ notice of non-renewal of the applicable employment agreement. All of these employment agreements were automatically renewed for 2012.

The employment agreements for each of our executive officers provide for:

•

an annual base salary for 2012 of $700,000 for Mr. Monty Bennett, $550,000 for Mr. Kessler, $425,000 for Mr. Brooks, $375,000 for Mr. Kimichik, and $350,000 for Mr. Welter, subject to annual adjustments, such as those made by the compensation committee in 2013;

•	eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer;

•	director’s and officer’s liability insurance coverage;

•	participation in other short- and long-term incentive, savings and retirement plans;

•	medical and other group welfare plan coverage;

•	payment for an extensive annual medical exam conducted at UCLA Medical Center; and

•	an additional disability insurance policy available only to our senior executives.

All of these benefits, with the exception of the annual medical exam conducted at UCLA Medical Center and the additional disability insurance policy, are available to all of our salaried employees. The cumulative cost of the medical exam and the additional disability insurance policy has not, historically, exceeded $10,000 annually for any individual executive.

Mr. Bennett’s targeted annual bonus range is 75% to 200% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 150% of his base salary. Mr. Brooks’ targeted annual bonus range is 40% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Welter’s targeted annual bonus range is 30% to 90% of his base salary.

In addition to the employment agreements described above, we previously had a non-compete agreement with Mr. Archie Bennett, Jr., which provided the terms of his service to us as our non-executive chairman, including an annual director’s fee of $00,000 and eligibility for a discretionary bonus of 0-100% of his annual director’s fee. The non-compete agreement terminated in January 2013 when Mr. Archie Bennett retired and was replaced with a chairman emeritus agreement, which prohibits Mr. Bennett from competing with the company while serving as chairman emeritus. Mr. Bennett is, however, allowed to continue to pursue investments pursuant to the terms of the mutual exclusivity agreement between himself, Remington Hotel Corporation, Remington Lodging & Hospitality, L.P., the company, and Mr. Monty Bennett and to continue his ownership, investment, management and operation of the Remington entities and remain an officer and director of the Remington entities. Pursuant to the chairman emeritus agreement, we will pay Mr. Archie Bennett a lifetime annual stipend of $700,000 per year and he will remain eligible for equity grants, medical, dental, vision, pension, 401(k), accident, disability and life insurance benefits, but his role with the company will be merely an advisory position. He will no longer be a member of the board of directors nor will he serve in any policy making capacity.

The equity awards granted to each of the named executive officers and our former chairman with respect to 2012 performance were granted under the company’s 2011 Stock Incentive Plan, approved by stockholders at the 2011 annual meeting, and are subject to time-based vesting requirements. Dividends or distributions will be paid on all unvested shares or units, if applicable, at the same rate as dividends payable with respect to all outstanding shares of common stock, with no preference to equity grants issued under our stock plan.

The company places heavier emphasis on our variable pay components of annual bonuses and restricted stock awards than on salary. Historically, the amount of salary paid to each named executive officer has represented approximately 20% to 30% of our named executive officers’ total compensation packages. In 2012, the average percentage of salary paid in relation to total compensation for our named executive officers (excluding Mr. Archie Bennett, Jr.) was 18%. While the compensation committee seeks to provide a competitive base salary and bonus structure, it believes that the majority of each named executive officer’s total compensation should be paid in the form of equity grants vesting over a period of years, to help ensure alignment of the executive’s interest to that of our stockholders as well as longevity of the officer. As such, the value of equity grants typically represents a significant portion of the incentive pay components, which excludes base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Equity Awards That Had Not Vested at December 31, 2012		Market Value of Equity Awards That Had Not Vested at December 31, 2012
Monty J. Bennett	80,000	(1)	$840,800
	323,469	(2)	3,399,659
	201,531	(3)	2,118,091
	275,000	(5)	2,890,250

			$9,248,800

David J. Kimichik	50,000	(1)	$525,500
	110,000	(4)	1,156,100
	135,000	(5)	1,418,850

			$3,100,450
Douglas A. Kessler	71,666	(1)	$753,210
	182,529	(2)	1,918,380
	113,721	(3)	1,195,208
	215,000	(5)	2,259,650

			$6,126,448

David A. Brooks	66,666	(1)	$700,660
	182,529	(2)	1,918,380
	113,721	(3)	1,195,208
	190,000	(5)	1,996,900

			$5,811,148
Jeremy Welter	135,000	(5)	$1,418,850
	30,000	(6)	315,300

			$1,734,150

Archie Bennett, Jr.	48,334	(1)	$507,990
	117,834	(2)	1,238,435
	73,416	(3)	771,602
	145,000	(5)	1,523,950

			$4,041,977

(1)	These equity awards were granted on March 24, 2010 with a vesting term of three years. One-third of the awards granted on March 24, 2010 vested on March 24, 2011, one-third vested on March 24, 2012, and the remaining one-third vested on March 24, 2013, except that all of Mr. Archie Bennett’s unvested shares vested upon his retirement in January 2013.

(2)	These equity awards were granted on May 25, 2011 with a vesting term of four years. One-fourth of the awards granted on May 25, 2011 vested on March 31, 2012, one-fourth vested on March 31, 2013, one-fourth will vest on March 31, 2014 and the remaining one-fourth will vest on March 31, 2015, except that all of Mr. Archie Bennett’s unvested shares vested upon his retirement in January 2013.

(3)	These equity awards were granted on April 6, 2011 with a vesting term of four years. One-fourth of the awards granted on April 6, 2011 vested on March 31, 2012, one-fourth vested on March 31, 2013, one-fourth will vest on March 31, 2014 and one-fourth will vest on March 31, 2015, except that all of Mr. Archie Bennett’s unvested shares vested upon his retirement in January 2013.

(4)	These equity awards were granted on April 6, 2011 with a vesting term of three years. One-third of the awards granted on April 6, 2011 vested on March 31, 2012, one-third vested on March 31, 2013, and the remaining one-third will vest on March 31, 2014.

(5)	These equity awards were granted on March 2, 2012 with a vesting term of three years. One-third of the awards granted on March 2, 2012 vested on March 2, 2013, one-third will vest on March 2, 2014, and the remaining one-third will vest on March 2, 2015, except that all of Mr. Archie Bennett’s unvested shares vested upon his retirement in January 2013.

(6)	These equity awards were granted on March 24, 2011 and vest in equal annual installments beginning on January 1, 2014. One-third of the awards granted on March 24, 2011 will vest on January 1, 2014, one-third will vest on January 1, 2015, and the remaining one-third will vest on January 1, 2016.

EQUITY AWARDS VESTED DURING 2012

Name	Stock Awards: Number of Equity Awards(1) Acquired on Vesting	Value Realized on Vesting
Monty J. Bennett	455,495	$4,053,589
David J. Kimichik	185,916	1,658,514
Douglas A. Kessler	352,912	3,124,126
David A. Brooks	264,776	2,372,368
Jeremy Welter	0	0
Archie Bennett, Jr.	220,499	1,964,267

(1)	Includes LTIP units that vested during 2012. All LTIP units that vested during 2012, except for LTIP units granted on May 25, 2011, have reached economic parity.

In 2007 we implemented a deferred compensation plan which allows our executives and directors, at their election, to defer portions of their compensation. Historically, Mr. Monty Bennett and Mr. Archie Bennett have been the only participants in this plan. The following table provides information on Messrs. Archie and Monty Bennett’s participation in this plan.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY(1) (b)	Registrant Contributions in Last FY(2) (c)	Aggregate Earnings in last FY(3) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE(4) (f)
Monty J. Bennett	0	$385,131	$94,485	0	$9,720,531
Archie Bennett, Jr.	$372,506	7,351	82,583	0	462,440

(1)	The amount in this column reflects deferrals by Mr. Archie Bennett of his annual retainer in 2012 (reported as 2012 compensation in the summary compensation table), net of various deductions.

(2)	The amounts in this column represent dividend equivalent amounts deferred by the participant in 2012. No amounts in this column (c) are reported in the 2012 summary compensation table because the amounts do not represent above-market or preferential earnings.

(3)	As both participants in our deferred compensation plan have elected company stock as their investment option, the amounts in this column represent the increase in the fair market value during 2012 of the shares deemed to have been acquired by the participants under this plan. No amounts included in this column (d) are reported in the 2012 summary compensation table because the amounts do not represent above-market or preferential earnings.

(4)	Mr. Monty Bennett and Mr. Archie Bennett, Jr. have each elected to invest all compensation deferrals in shares of our common stock. The amount in this column represents the market value of the shares of common stock reserved for issuance to Mr. Monty Bennett and Mr. Archie Bennett, Jr., respectively, pursuant to the deferred compensation plan at December 31, 2012. All amounts in this column, with the exception of amounts reflected in columns (b), (c), (d) and (e), if any, have been reported in prior company proxy statements.

In 2009, the compensation committee determined that the investment elections available under this plan would include company stock. If company stock is selected as an investment option by a participant, as Mr. Monty Bennett has, the company intends to issue common stock to the individual at the end of the elected deferral period from the company’s treasury shares purchased on the open market at the time of each deferral. Such shares will be reserved for issuance to the applicable participants; provided, however, the number of shares of common stock issuable under the deferred compensation plan in any one fiscal year will be limited to 1% of the number of shares common stock outstanding at date such deferral election begins. We will pay plan participants who elect the company stock investment option dividend equivalents, which will be accrued as additional shares, if and to the extent we pay dividends on our common stock. Thereby, each executive who participates in our deferred compensation plan and elects the company stock investment option will receive his investment shares plus any related dividend equivalent shares at the time that distributions are made from the plan, subject to the 1% annual limit described above and any other applicable rules or limitations. Amounts payable in excess of the 1% annual limit will be paid to the executive in cash at the end of the applicable deferral period.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Executive Officers

Under the terms of their respective employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.

Each of the employment agreements of our named executive officers provides that, if the executive’s employment is terminated as a result of death or disability of the executive; by us without cause (including non-renewal of the agreement by us); by the executive for “good reason;” or after a “change of control” (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment (more fully described below);

•	pro-rated payment of the incentive bonus for the year of termination, payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

•	all restricted equity securities held by such executive will become fully vested; and

•

health, life and disability benefits for 18 months following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, payable by the company over the period of coverage.

The lump sum severance payment payable upon termination of an executive’s employment agreement in any of the circumstances described above is calculated as the sum of such executive’s then-current annual base salary plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:

•	one for all executives in the event of termination as a result of death or disability of the executive and termination by us without cause (including non-renewal of the agreement);

•	two for all executives other than Mr. Monty Bennett and three for Mr. Monty Bennett in the event of termination by the executive for good reason;

•	two for Messrs. Brooks, Kimichik and Welter and three for Messrs. Monty Bennett and Kessler in the event of termination following a change in control.

If an executive’s employment is terminated by the executive officer without “good reason” (as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year. Additionally, the employment agreements for each of the executives includes non-compete provisions, and in the event the executive elects to end his employment with us without good reason, in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:

•

health benefits for the duration of the executive’s non-compete period following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, except that Mr. Monty Bennett is not entitled to this benefit; and

•

a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive’s termination.

If any named executive officer’s employment agreement is terminated by the company for “cause,” the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year.

The executives’ employment agreements were amended in 2011 to eliminate any requirement or obligation of the company to provide a gross-up payment to cover excise tax imposed on the applicable executive pursuant to Section 4999 of the Internal Revenue Code of 1986 or to reimburse the executive if any such tax is imposed.

Each of the employment agreements contain standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality and non-interference provisions apply during the term of the employment agreement and for anytime thereafter. The non-solicitation provisions apply during the term of the agreement, and for a period of one year following the termination of the executive. The non-compete provisions of Messrs. Kessler, Brooks, Kimichik and Welter apply during the term of the employment agreements and for a period of one year thereafter if the executive’s employment is terminated as a result of disability, by the executive without good reason, or at the election of the executive not to renew the agreement. However, if the executive is removed for any other reason, including, without limitation, as a result of a change in control, a termination by the executive for good reason, or a termination by the company for cause or without cause (including non-renewal by the company), the non-compete provisions end on the date of the executive’s termination.

The non-compete provisions of Mr. Monty Bennett’s employment agreement apply during the term of his agreement, and if Mr. Monty Bennett resigns without cause, for a period of one year thereafter, or if Mr. Monty Bennett is removed for cause, for a period of 18 months thereafter. In the case of Mr. Monty Bennett’s resignation without cause, in consideration for his non-compete, Mr. Monty Bennett will receive a cash payment, to be paid in equal monthly installments during his one-year non-compete period, equal to the sum of his then-current annual base salary plus average bonus over the prior three years. Mr. Monty Bennett’s non-compete period will terminate if Remington Holdings or Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Holdings, Remington Lodging and us.

Additionally, in the event of an executive’s termination for any reason, all deferred compensation amounts payable under our deferred compensation plan become due and payable in a single lump sum payment within 45 days of the termination date notwithstanding the deferral periods previously elected by the executive.

Summary of Potential Payments upon Termination

The tables below reflect the amount of compensation payable to the chairman of our board and each named executive officer upon termination of employment or following a change of control, assuming that such termination was effective as of December 31, 2012.

	Termination Scenarios Death or Disability of the Executive or by Company without Cause, including Non-Renewal by Company	By the Executive with Good Reason	Following a Change of Control	By Executive without Good Reason, Including Non-Renewal by Executive
Monty J. Bennett
Severance Payment	$1,936,667	$5,810,000	$5,810,000	—
Pro-Rated Bonus(1)	$1,400,000	$1,400,000	$1,400,000	—
Acceleration of Unvested Equity Awards	$5,821,314	$5,821,314	$5,821,314	—
Non-Compete Payment	—	—	—	$1,936,667
Other Benefits	$22,680	$22,680	$22,680	—

TOTAL	$9,180,661	$13,053,994	$13,053,994	$1,936,667

David J. Kimichik
Severance Payment	$650,625	$1,301,250	$1,301,250	—
Pro-Rated Bonus(1)	$337,500	$337,500	$337,500	—
Acceleration of Unvested Equity Awards	$3,085,700	$3,085,700	$3,085,700	—
Non-Compete Payment	—	—	—	$650,625
Other Benefits	$20,595	$20,595	$20,595	$13,730

TOTAL	$4,094,420	$4,745,045	$4,745,045	$664,355

Douglas A. Kessler
Severance Payment	$1,292,750	$2,585,500	$3,878,250	—
Pro-Rated Bonus(1)	$825,000	$825,000	$825,000	—
Acceleration of Unvested Equity Awards	$4,188,048	$4,188,048	$4,188,048	—
Non-Compete Payment	—	—	—	$1,292,750
Other Benefits	$41,244	$41,244	$41,244	$27,496

TOTAL	$6,347,042	$7,639,792	$8,932,542	$1,320,246

David A. Brooks
Severance Payment	$922,604	$1,845,209	$1,845,209	—
Pro-Rated Bonus(1)	$531,250	$531,250	$531,250	—
Acceleration of Unvested Equity Awards	$3,874,248	$3,874,248	$3,874,248	—
Non-Compete Payment	—	—	—	$922,604
Other Benefits	$36,831	$36,831	$36,831	$24,554

TOTAL	$5,364,933	$6,287,538	$6,287,538	$947,158

Jeremy Welter
Severance Payment	$617,750	$1,235,500	$1,235,500	—
Pro-Rated Bonus(1)	$315,000	$315,000	$315,000	—
Acceleration of Unvested Equity Awards	$1,725,900	$1,725,900	$1,725,900	—
Non-Compete Payment	—	—	—	$617,750
Other Benefits	$4,092	$4,092	$4,092	$2,728

TOTAL	$2,662,742	$3,280,492	$3,280,492	$620,478

Archie Bennett, Jr.(2)
Severance Payment	$400,000	$800,000	$800,000	—
Acceleration of Unvested Equity Awards	$2,790,205	$2,790,205	$2,790,205	—
Non-Compete Payment	—	—	—	$400,000

TOTAL	$3,190,205	$3,590,205	$3,590,205	$400,000

(1)	Based on actual bonus amounts paid in 2010-2012, with respect to prior year performance.

(2)	Mr. Archie Bennett, our former chairman, retired effective in January 2013. Effective upon his retirement, we entered into a chairman emeritus agreement with him, pursuant to which Mr. Bennett will serve in the advisory, non-executive position of Chairman Emeritus in exchange for a lifetime stipend of $700,000 per year, with no additional payments due upon termination of the agreement. Mr. Bennett will remain eligible for all benefits currently available to him, including continued eligibility for equity grants, medical, dental, vision, pension, 401(k), accident, disability and life insurance as well as reimbursement for reasonable expenses incurred by him in connection with his service to the company.

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board of directors and is composed of three independent directors, each of whom has been determined by our board of directors to be independent in accordance with the rules of the NYSE.

The following is our audit committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditor’s work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee meetings include, whenever appropriate, executive sessions with the independent auditors and with Ashford’s internal auditors, in each case without the presence of management.

The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Ashford’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Ashford’s consolidated financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of the year, management completed the documentation, testing and evaluation of Ashford’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed a report on, the effectiveness of Ashford’s internal control over financial reporting. The audit committee also reviewed the report of management contained in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2012 related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Ashford’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in fiscal year 2013.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61, as amended (Communication with the Audit Committees), including the quality of Ashford’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has received the written disclosures and letter from Ernst & Young LLP to the audit committee required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Taking all of these reviews and discussions into account, the undersigned audit committee members recommended to the board of directors that the board approve the inclusion of Ashford’s audited financial statements in Ashford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas E. Callahan, Chairman

W. Michael Murphy

Philip S. Payne

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i) Voting power which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or

(ii) Investment power which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

Security Ownership of Management

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock as of March 12, 2013, by (i) each of our directors, (ii) each of our named executive officers and (iii) all of our directors and executive officers as a group. Voting power and investment power in common stock are exercisable solely by the named person, except that 1,024,000 shares are held in an entity jointly controlled by Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett. The ownership percentages listed below include 512,000 of such shares as being beneficially owned by Mr. Archie Bennett and the remaining 512,000 of such shares as being beneficially owned by Mr. Monty Bennett.

Name of Stockholder	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Archie Bennett, Jr.	5,392,830		7.3%
Monty J. Bennett	5,853,890		7.9%
Benjamin J. Ansell, M.D.	131,440		*
Thomas E. Callahan	34,908		*
Martin Edelman	136,011		*
Kamal Jafarnia	2,835		*
W. Michael Murphy	60,300		*
Philip S. Payne	43,300		*
Alan L. Tallis	259,086	(3)	*
David A. Brooks	1,305,297		1.9%
Douglas A. Kessler	1,160,362		1.7%
David J. Kimichik	955,343		1.4%
Jeremy Welter	167,255		*

All executive officers and directors as a group (14 persons)	16,215,328	(4)	19.2%

*	Denotes less than 1.0%.

(1)	Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock and includes all restricted stock grants made since our initial public offering through March 12, 2013. All such stock grants vest in equal annual installments over a three or four year period, generally commencing on the date of their issuance. The number includes LTIP units in our operating partnership that have achieved economic parity with the common units as of the record date but excludes any LTIP units issued subsequent to the record date or that have not yet achieved economic parity. All LTIP units that have achieved economic parity with the common units are, subject to certain time-based vesting requirements, convertible into common units, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. See footnotes to the director nominee table for additional discussion of potential share ownership by Messrs. Archie and Monty Bennett as the result of equity amounts issued post-record date and shares issuable pursuant to our deferred compensation plan.

(2)	As of March 12, 2013, there were outstanding and entitled to vote 68,333,127 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that operating partnership common units held by such person and LTIP units held by such person that have achieved economic parity with the common units are redeemed for common stock but none of the operating partnership units held by other persons are redeemed for common stock.

(3)	Includes 184,400 shares pledged to secure a margin account.

(4)	Includes 197,381 shares pledged by an executive to secure a mortgage.

Security Ownership of Certain Beneficial Owners

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock as of March 12, 2013 by the persons known to Ashford to be the beneficial owners of five percent or more of our common stock (our only voting securities), by virtue of the filing of Schedule 13D or Schedule 13G with the Securities and Exchange Commission. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Title of Securities	Name of Stockholder	Number of Shares Beneficially Owned		Percent of Class(1)
Common Stock	The Vanguard Group, Inc.	7,935,210	(2)	11.6%
Common Stock	Vanguard Specialized Funds — Vanguard REIT Index Fund	4,284,084	(3)	6.3%
Common Stock	Monty J. Bennett	5,853,890	(4)	7.9%
Common Stock	Archie Bennett, Jr.	5,392,830	(4)	7.3%
Common Stock	Blackrock, Inc.	4,351,083	(5)	6.4%
Common Stock	Morgan Stanley	3,545,608	(6)	5.2%

(1)	As of March 12, 2013, there were outstanding and entitled to vote 68,333,127 shares of common stock.

(2)	Based on information provided by The Vanguard Group, Inc. (“Vanguard Group”) in an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013. Per its Schedule 13G, Vanguard Group has sole voting power over 186,795 of such shares, shared voting power over 55,470 of such shares, sole power to dispose of 7,775,036 of such shares and shared power to dispose of 160,174 of such shares. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Based on information provided by Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard Fund”) in an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013. Per its Schedule 13G, Vanguard Fund has sole voting power over all such shares and does not have sole or shared dispositive power over any of such shares. The principal business address of Vanguard Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	The total number of shares of the company’s common stock outstanding used in calculating the percentage assumes that operating partnership units held by this person, including LTIP units that have achieved economic parity with our common stock, are converted into common stock but none of the operating units held by other people are converted into common stock. Each of Mr. Archie Bennett and Mr. Monty Bennett own a portion of their shares indirectly.

(5)	Based on information provided by Blackrock, Inc. in an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 6, 2013. Per its Schedule 13G, Blackrock, Inc. has sole voting and dispositive power over all such shares. The principal business address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Based on information provided by Morgan Stanley in an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013. Per its Schedule 13G, Morgan Stanley has sole voting power over 2,706,845 of such shares, shared voting power over none of such shares, and sole power to dispose of all such shares. The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036. Per its Schedule 13G, Morgan Stanley Investment Management Inc. is also listed as a reporting person and reports the same information as Morgan Stanley with regard to the number of shares beneficially owned and the number of shares over which it has voting and dispositive power. The principal business address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements with the exception of the following: (i) one late Form 5 filing made by Mr. Monty Bennett reporting one transaction; and (ii) one late Form 4 filing made by each of Mr. Kessler, Mr. Nunneley and Mr. Callahan reporting one transaction each.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our operating partnership entered into a master management agreement with Remington Lodging & Hospitality, LLC, or Remington Lodging, subject to certain independent director approvals, pursuant to which Remington Lodging operates and manages a significant number of our hotels. Remington Lodging is an affiliate of Remington Holdings, LP and is beneficially owned 100% by Messrs. Archie and Monty Bennett. The fees due to Remington Lodging under the management agreements include management fees, project and purchase management fees and other fees. The actual amount of management fees, for the properties managed by Remington Lodging for the 12 months ended December 31, 2012, were approximately $13.9 million. The actual amount of project and purchase management fees for the same period were approximately $7.6 million. In addition, Remington Lodging also managed 21 of the 28 hotels held by the PIM Highland JV in return for a base management fee of 3% of gross revenues and an incentive management fee equal to the lesser of 1% of gross revenues or the amount by which actual house profit exceeds house profit set forth in the annual operating budget, as such terms are defined in the management agreement. During 2012, Remington Lodging received from PIM Highland JV a base management fee of $7.6 million, incentive management fees of $1.7 million and market service fees of $3.6 million (which includes purchasing, design and construction management).

Further, we and our operating partnership have a mutual exclusivity agreement with Remington Lodging and Remington Holdings and Messrs. Archie and Monty Bennett, pursuant to which we have a first right of refusal to purchase lodging investments identified by them. We also agreed to hire Remington Lodging or its affiliates for the management or construction of any hotel which is part of an investment we elect to pursue, unless either all of our independent directors elect not to do so or a majority of our independent directors elect not to do so based on a determination that special circumstances exist or that another manager or developer could perform materially better than Remington Lodging or one of its affiliates.

Additionally, in March 2011, we acquired an interest in the 28-hotel portfolio of Highland Hospitality through a newly-formed joint venture with Prudential Real Estate Investors. The joint venture effected a consensual foreclosure and restructuring of certain mezzanine and senior loans on the portfolio. In connection with the debt restructuring, we entered into certain guaranty and indemnity agreements with the senior and mezzanine lenders pursuant to which we have potential recourse liability with respect to the mortgage and mezzanine debt arising from certain events or circumstances caused by or resulting from certain actions of Remington Lodging specifically set forth in the related guaranty and indemnity agreements. The maximum aggregate liability we could potentially incur under such guaranty and indemnity agreements is $200,000,000. We have entered into an indemnity agreement with Remington Lodging pursuant to which Remington Lodging has agreed to indemnify us for any liabilities under the guaranty and indemnity agreements with the senior and mezzanine lenders that arise, directly or indirectly, from specifically identified actions of Remington Lodging or any related party.

Remington Hotels LP, which is owned 100% by Messrs. Archie and Monty Bennett, pays for certain corporate general and administrative expenses on our behalf, including rent, payroll, office supplies and travel. Such charges are allocated to us based on various methodologies, including headcount, office space, usage and actual amounts incurred. For the year ended December 31, 2012, such costs were approximately $4.1 million and were reimbursed by us monthly. An additional $1.6 million of such costs were reimbursed by PIM Highland JV.

Because we could be subject to various conflicts of interest arising from our relationship with Remington Holdings, Remington Lodging and other parties, to mitigate any potential conflicts of interest, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer of an affiliate of any director or officer will require the approval of a majority of the disinterested directors. Additionally, our board of directors has adopted a policy that requires all management decisions related to the management agreements with Remington Lodging to be approved by a majority of the independent directors, except as specifically provided otherwise in the management agreement. Further, our board of directors has also adopted our Code of Business Ethics and Conduct, which includes a policy for review of transactions involving related persons, and other potential conflicts of interest. Pursuant to the Code of Business Ethics and Conduct, non-officer employees must report any actual or potential conflict of interest involving themselves or others to their supervisor, our general counsel. Officers must make such report to our general counsel, our chief governance officer or to the chairman of our nominating/corporate governance committee. Directors must make such report to the chairman of our nominating/corporate governance committee.

PROPOSAL NUMBER TWO — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP has audited our financial statements since we commenced operations in 2003. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance placed on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2011 included the audits of (i) our annual financial statements and the financial statements of our subsidiaries and (ii) the effectiveness of internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information; review and consultation regarding filings with the SEC and the Internal Revenue Service; and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2012 and 2011, fees incurred related to our principal accountants, Ernst & Young LLP, consisted of the following:

	Year Ended December 31,
	2012	2011
Audit Fees	$1,244,550	$1,446,150
Audit-Related Fees	233,351	140,000
Tax Fees	612,865	614,900
All Other Fees	—	—

Total	$2,090,766	$2,201,050

Our audit committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2013.

PROPOSAL NUMBER THREE — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

We are providing stockholders an opportunity to cast a non-binding advisory vote on executive compensation (sometimes referred to as “say on pay”). This proposal allows the company to obtain the views of stockholders on the design and effectiveness of our executive compensation program. Your advisory vote will serve as an additional tool to guide the compensation committee and our board in continuing to improve the alignment of our executive compensation programs with the interests of the company and our stockholders.

Section 14A of the Securities Exchange Act of 1934, as amended, and related SEC rules now require that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our shareholders at least once every three years; however, following the recommendation of our shareholders, our board of directors has chosen to hold this vote every year.

The board of directors believes the compensation program for the named executive officers is instrumental in rewarding past successes as well as motivating and retaining the executives needed to maximize the creation of long-term stockholder value in a competitive environment. The company has designed its compensation program to reward employees for producing sustained growth by implementing multi-year strategies that successfully brought the company through the service industry downturn and are now producing strong financial results as lodging industry fundamentals improve. The compensation committee strongly believes that executive compensation should be tied to performance and that aligning management interests with those of our stockholders through long term equity grants is in the best interest of stockholders. In applying these fundamental principles, the compensation committee carefully reviewed 2012 above-market company performance prior to making any compensation decisions and paid only an average of 18% of our named executive officers’ compensation in a guaranteed salary, with the remainder being discretionary bonus and equity grants determined after a review of company performance. The compensation committee also considered the following key items in making compensation decisions for 2012:

•

Achieved one-year TSR of 38.0% compared to peer median of 19.5%; a cumulative three-year TSR of 148.4% compared to peer median of 28.0%; and cumulative five-year TSR of 82.3% compared to peer median of -19.9%;

•	Ashford is the only lodging REIT with total shareholder returns above its core peer group average over the past one, three and five years;

•	Ashford’s actual adjusted funds from operations per share results exceeded our annual budget established by the compensation committee and the board of directors; and

•

the board of directors established various new attractive corporate governance policies and procedures, including the adoption of a new clawback policy and increasing the role of the lead director on the board of directors.

In deciding how to vote on this proposal, the board encourages you to read the Compensation Discussion & Analysis section of this proxy beginning on page 22. The board of directors recommends stockholder approval of the following resolution:

RESOLVED, that the company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers of Ashford Hospitality Trust, Inc. as disclosed in the company’s proxy statement for the 2013 annual meeting of stockholders, in accordance with the SEC’s compensation disclosure rules.

Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on our board. However, the compensation committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.

The board of directors recommends a vote FOR approval of Proposal Number Three.

STOCKHOLDER PROPOSAL

We have received notice of the intention of UNITE HERE to present a stockholder proposal at the 2013 annual meeting. UNITE HERE is a stockholder holding 765 shares of common stock, which represents 0.001% of the total shares outstanding on the record date. The text of the stockholder proposal and supporting statement appear exactly as received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of UNITE HERE. The stockholder proposal contains assertions about the company that we believe are incorrect, including the description of our current leadership structure, but we have not attempted to refute all such assertions.

After reviewing the proposal, we believe it to be vague and indefinite and felt it should be excluded from the proxy on that basis. In a letter dated March 15, 2013, the SEC concurred with our view that the “shareholders would not be able to determine with any reasonable certainty exactly what action or measures the proposal requires” and stated that the office of chief counsel will not recommend enforcement action to the Commission if we omit the proposal from the proxy materials based on the material being vague and indefinite. However, UNITE HERE has indicated to us that if we fail to include the proposal and supporting statement in our proxy, UNITE HERE will solicit its own proxies under Rule 14a-4 in order to submit the proposal for a vote notwithstanding the vague and indefinite nature of the proposal. To avoid the confusion associated with multiple proxy ballots, we have elected to include the proposal in our proxy statement. Set forth below is the rationale for the board’s strong and unanimous belief that you should vote AGAINST this proposal.

PROPOSAL NUMBER FOUR — AMENDMENT TO BYLAWS

RESOLVED, that the following be added to Article III, Section 10 of Ashford Hospitality Trust’s (“Corporation”) Bylaws:

A. The Chairman of the Board shall be a director who is independent from the Corporation.

B. For purposes of this Bylaw, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards. If the Corporation’s common stock is listed on another exchange and not on the NYSE, such other exchange’s definition of independence shall apply.

C. The Board of Directors shall assess semi-annually whether a Chairman who was independent at the time he or she was elected is no longer independent. If the Chairman is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such assessment.

D. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted. The Board shall terminate any such contractual obligation as soon as it has the legal right to do so.

E. Notwithstanding any other Bylaw, the Board may not amend the above without shareholder ratification.

F. Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.

UNITE HERE’s Supporting Statement:

This proposal would improve the Board’s ability to exercise independent oversight over corporate management by requiring an independent Board chair.

A growing number of U.S. companies are appointing independent board chairs. Over 53% of separate board chairs at S&P 1500 companies were considered independent in 2011, up 2% from 2010, according to a 2012 study by Institutional Shareholder Service. A majority of major US hotel REITs have non-executive chairs. ISS guidelines stress the importance of the Chair’s independence where a company engages in significant related party transactions.

Chairman Archie Bennett, Jr. is neither independent of the Corporation nor its Chief Executive Officer. He is the father of Montgomery Bennett, Ashford’s CEO. He received a base salary of $400,000 and a bonus of $340,000 in 2011. Messrs Archie and Montgomery Bennett are 100% owners of Remington Lodging, the “primary property manager” for Ashford.

Despite appointing an independent director, the company’s reliance on related party transactions has grown. Remington Lodging managed 46.9% of Ashford’s legacy hotel properties in 2011, up from 38.9% in 2008. Management fees to Remington Lodging have increased from $10.5 million in 2009 to $13 million in 2011. Further, following the acquisition of 28 hotels from the Highland portfolio in 2011, Remington gained management contracts for 17 of the properties.

In 2012, ISS recommended an advisory vote against named executive officers’ compensation, noting our CEO’s total compensation more than doubled in a year, while Total Shareholder Return decreased by 13.4%.

The company’s shares, meanwhile, still trade below levels seen between 2005, 2006 and most of 2007.

We urge you to vote YES to give our Board greater oversight over management.

ASHFORD’S STATEMENT IN OPPOSITION TO PROPOSAL NUMBER FOUR

The board of directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

The board believes that its current governance structure provides strong independent board leadership and engagement while deriving the benefit of having our chief executive officer also serve as chairman of the board. Accordingly, the board strongly believes that you should vote “AGAINST” this proposal. The specific reasons for the board’s position are summarized as follows:

•

There is no established consensus that having an independent chairman or separating the roles of the chief executive officer and chairman enhances returns for stockholders. We are not aware of any study or empirical data that conclusively supports the theory that company performance or stockholder returns are enhanced by having an independent chairman. In fact, in the case of our company, we have materially and consistently outperformed our peer average on the basis of total stockholder returns and EBITDA margins over the past three (3) years, while having a non-independent chairman, as described in the “Compensation Discussion and Analysis–Company Performance and 2012 Pay Decisions” section of this proxy.

•

Having an independent lead director with well-defined responsibilities that support the board’s oversight responsibilities is a strong viable alternative to having an independent chairman. Institutional Shareholder Services, an independent corporate governance expert and proxy advisory firm, has published guidelines that identify specific duties and responsibilities that should be given to a lead director when a company does not have an independent chairman, and we have fully implemented those guidelines.

•

The board should have the flexibility to appoint the most appropriate member of the board as chairman, including, if appropriate, a member of management. Based on its experience, the board believes that there is no “one size fits all” approach to assuring strong leadership, and that the determination of the appropriate person to serve as chairman of the board may change based on circumstances. The board should not be constrained by an inflexible, formal requirement that the chairman of the board be an independent director, particularly when the company has a lead director with well-defined duties and responsibilities.

•

The board believes that a single person acting in the capacities of chairman and chief executive officer provides clear and unambiguous leadership and serves as an effective bridge between the board and management. The board believes that the company can more effectively execute its strategic initiatives and maximize shareholder value at this time if the chairman of the board is also the chief executive officer.

•

Mr. Monty Bennett’s in-depth familiarity with the day-to-day operations of our company and more than 20 years of experience in all aspects of the hospitality industry make him uniquely situated and best qualified to serve in the combined role of chairman and chief executive officer. The board believes that Mr. Bennett has shown strong and consistent leadership in his role as chief executive officer as well as in his role as a director, both prior to be appointed chairman of the board and since that time. Further, Mr. Bennett currently holds 5,853,890 shares of our common stock or units that are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis, reflecting ownership by Mr. Bennett of 7.9% of our common stock on a fully-diluted basis. Mr. Bennett’s significant equity holdings in our company creates a strong alignment of his interests with those of our shareholders and gives him with a substantial personal incentive to make business decisions that are in the best interests of our shareholders.

The board agrees that strong, independent board leadership is a critical aspect of effective corporate governance. For that reason, in March 2013, our board amended our corporate governance guidelines to strengthen the governance structure and provide the lead director with clearly delineated and comprehensive duties. Our guidelines now (i) mandate the appointment of a lead director, (ii) require that at least two-thirds of our directors be independent, (iii) require that each of our standing committees be comprised solely of independent directors, and (iv) specifically outline the lead director’s duties and responsibilities, which include the following:

•

presides at all meetings of the board at which the chairman is not present and all executive sessions of the independent directors, including at least two regularly scheduled meetings per year for the non-management directors without management present;

•	advises the chairman and chief executive officer of decisions reached and suggestions made at meetings of independent directors/non-management directors;

•	serves as liaison between the chairman and the independent directors;

•	approves information sent to the board;

•	approves meeting agendas for the board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Additionally, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of majority of the disinterested directors. Also, our board adopted a policy at the time of our initial public offering that remains in effect and requires all management decisions related to the management agreement with Remington Hotels, LLC or its affiliates be approved by a majority of the independent directors.

In making the decision to combine the role of chairman and chief executive officer at this time, the board reviewed ample research indicating there is no established connection that having an independent chairman or separating the roles of the chief executive officer and chairman is a corporate governance best practice or that such a mandate enhances returns for stockholders. The authors of a 2004 Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?” (available at http://knowledge.wharton.upenn.edu) conclude there is no evidence that separating the positions of chairman and chief executive officer improves corporate performance. Further, an Equilar study of company proxies between January 1, 2012 and September 30, 2012 (available at http://www.equilar.com/knowledge-network/research-articles/2012/pdf/equilar-board-leadership-among-sp-1500-companies.pdf) found that approximately half of S&P 1500 companies have a leadership structure combining the positions of chairman and chief executive officer, while more than half (approximately 58%) of the S&P 500 large cap companies have combined the roles. With a lack of established consensus on this matter, the board feels that it should have the flexibility to select a chairman of the board that is the best candidate and that will best serve the interests of all shareholders, based on the circumstances facing the company at the time of its decision.

At this time, the Board believes that Mr. Bennett, as the individual with primary responsibility for managing the company’s day-to-day operations, is best positioned to chair regular board meetings as we discuss key business and strategic issues. Coupled with an independent lead director, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the board’s oversight responsibilities and the day-to-day management of business operations.

We believe that the governance practices we have in place should provide our stockholders with confidence that board and committee deliberations and decisions are made with significant input from independent directors, while not giving up the advantage of having a chairman of the board, such as Mr. Bennett, who uniquely understands the company, its strategic direction and the hospitality industry.

More importantly, we believe that our governance structure and Mr. Bennett’s significant personal equity ownership in our company, allows the company to continue to benefit from our chairman’s foresight and experience on operational matters without sacrificing our commitment to shareholder interests.

For these reasons, the board of directors unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal to amend the bylaws.

OTHER PROPOSALS

The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the 2013 annual meeting as permitted by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended, and not included in this proxy statement. For a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2014 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on December 13, 2013. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2014 annual meeting of stockholders, the proxies named in management’s proxy for that annual meeting of stockholders will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed no earlier than December 13, 2013 and no later than January 12, 2014. Even if the proper notice is received timely, the proxies named in management’s proxy for that annual meeting of stockholders may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule  14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street N.E., Washington, DC 20549-1090. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahtreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, our Board of Directors Guidelines, our Code of Business Conduct and Ethics, our Financial Officer Code of Conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

The SEC allows us to “incorporate by reference” information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2012. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 12, 2013. You should not assume that the information contained in this proxy statement is accurate as of any later date.

By order of the board of directors,

/s/ David A. Brooks

David A. Brooks

Secretary

April 12, 2013

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2013.

Vote by Internet • Go to www.investorvote.com/AHT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Monty J. Bennett	☐	☐	02 - Benjamin J. Ansell, M.D.	☐	☐	03 - Thomas E. Callahan	☐	☐

04 - Martin L. Edelman	☐	☐	05 - Kamal Jafarnia	☐	☐	06 - Douglas A. Kessler	☐	☐

07 - W. Michael Murphy	☐	☐	08 - Alan L. Tallis	☐	☐	09 - Philip S. Payne	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.					The Board of Directors recommends a vote AGAINST Proposal 4.
		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	4.	To vote on a stockholder proposal to amend the bylaws to include a requirement that the chairman of the board be independent, as defined in the New York Stock Exchange listing standards.	☐	☐	☐

3.	To obtain advisory approval of the company’s executive compensation.	☐	☐	☐	5.	In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder:

Stockholders of Ashford Hospitality Trust can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Direct Deposit of Dividends:

To receive your dividend payments via direct deposit, please mail a copy of your voided check, along with your request to Computershare at the address referenced below.

Internet Account Access

Stockholders may now access their accounts on-line at www.computershare.com

Among the services offered through Account Access, certificate histories can be viewed, address changes requested and tax identification numbers certified.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(877) 282-1168
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ashford Hospitality Trust, Inc.	+

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders to be held May 14, 2013

The undersigned, a stockholder of Ashford Hospitality Trust, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 10:00 a.m., Central time, on May 14, 2013 at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement.

This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED CONSISTENT WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING.

DO NOT STAPLE OR MUTILATE

PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE,

WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Monty J. Bennett	☐	☐	02 - Benjamin J. Ansell, M.D.	☐	☐	03 - Thomas E. Callahan	☐	☐

04 - Martin L. Edelman	☐	☐	05 - Kamal Jafarnia	☐	☐	06 - Douglas A. Kessler	☐	☐

07 - W. Michael Murphy	☐	☐	08 - Alan L. Tallis	☐	☐	09 - Philip S. Payne	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.					The Board of Directors recommends a vote AGAINST Proposal 4.
		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	4.	To vote on a stockholder proposal to amend the bylaws to include a requirement that the chairman of the board be independent, as defined in the New York Stock Exchange listing standards.	☐	☐	☐

3.	To obtain advisory approval of the company’s executive compensation.	☐	☐	☐	5.	In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite1100

Dallas, Texas 75254

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders to be held May 14, 2013

The undersigned, a stockholder of Ashford Hospitality Trust, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 10:00 a.m., Central time, on May 14, 2013 at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement.

This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED CONSISTENT WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING.

DO NOT STAPLE OR MUTILATE

PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE,

WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.